Exhibit 10.2

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

OF

GENERAL CANNABIS CORP.

TREES ACQUISITION CORP.

AND

TREES WATERFRONT, LLC,

TREES MLK INC.,

AND

TREES PORTLAND, LLC

10.2	Page i of i (4.21.21 - 21:54)

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

THIS AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION (the “Agreement”) is entered into April 18, 2021, by and between General Cannabis Corp., a corporation organized under the laws of Colorado, (“Parent”), Trees Acquisition Corp., a corporation organized under the laws of Colorado and wholly-owned subsidiary of Parent (“Acquirer”), or the assigns of Parent and Acquirer, Trees Waterfront, LLC, a limited liability company organized under the laws of Oregon that has elected to be treated as an S Corp for Tax purposes, Trees MLK Inc., a corporation organized under the laws of Oregon that has elected to be treated as an S Corp for Tax purposes, Trees Portland, LLC, a limited liability company organized under the laws of Oregon that has elected to be treated as an S Corp for Tax purposes (each S Corp, collectively with their respective subsidiaries, affiliates and assigns, “Acquired Corporation” or “Acquired Corporations”), and Trevor Hoffman, an individual residing in Oregon (“Member”). Parent, Acquirer, Acquired Corporation (each together with their respective subsidiaries, affiliates and assigns) and Member are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.Certain terms used in this Agreement shall have the meaning set forth in the text or in Exhibit A.
B.Acquired Corporation owns and operates licensed retail marijuana dispensaries and/or stores in the State of Oregon (collectively the “Business”).
C.Acquired Corporation is licensed and authorized to sell retail and medical marijuana at the Leased Premises under the Marijuana Code.
D.Acquirer desires to obtain the Assets from Acquired Corporation and Acquired Corporation desires to transfer the Assets to Acquirer on the Terms and Conditions set forth herein and in Exhibit A.
E.The Parties intend for the transactions described herein to qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Code.
F.The Member of Trees Waterfront, LLC, Trees MLK Inc. and Trees Portland, LLC has concluded that the best interests of each Acquired Corporation and himself would be served by the consummation of the transactions contemplated herein.
G.Trees Waterfront, LLC, Trees MLK Inc., and Trees Portland, LLC, each intends, as a condition precedent to such exchange, severally to authorize and adopt this plan of reorganization and a plan or complete liquidation and following the adoption of such plans and such exchanges severally to carry out such liquidation.
H.The transactions contemplated in this Agreement are three (3) of five (5) similar acquisitions by Acquirer ( all five acquisitions hereinafter referred to as “Affiliated Acquisitions”). The other Plan Agreement And Plan Of Reorganization And Liquidation is being executed simultaneously herewith (“Companion Agreement”), and some references herein may apply to the Companion Agreement in addition to, or instead of this Agreement.

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

10.2	Page 1 of 5 (4.21.21 - 21:54)

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

SECTION 1.

EXCHANGES AND CONSIDERATION

1.1.Affiliated Acquisitions.   The transactions contemplated in this Agreement are three (3) of five (5) similar acquisitions by Acquirer (“Affiliated Transactions”).  The completion of the transactions in this Agreement is contingent upon the simultaneous completion of the other Affiliated Transactions.

1.2.Consideration.  The total number of shares and amount of cash paid by the Acquirer with respect to the Affiliated Transactions, is set forth Exhibit B. The total number of shares and amount of cash received by the Acquired Corporations are set forth in the table in Exhibit B, in the row that bears the name of the Acquired Corporation (“Consideration”).

1.3.Exchanges.  At the Closing, Acquired Corporation shall transfer to Acquirer the Assets, as more fully described in Exhibit C, in exchange for the Consideration received from the Parent and/or Acquirer.

SECTION 2.

CLOSING

2.1.Closing. The Closing shall occur in accordance with SECTION II of Exhibit B.

2.2.Documents Deliverable at Closing. At the Closing:

2.2.1.Acquired Corporation shall provide to Acquirer (collectively, “Acquired Corporation’s Closing Documents”):

2.2.1.1.an executed Acquired Corporation’s Officer’s Certificate in the form attached hereto as Exhibit D;

2.2.1.2.the Closing Working Capital balance;

2.2.1.3.the executed Bill of Sale for the Assets in the form attached hereto as Exhibit E;

2.2.1.4.the executed Employment Agreement in the form attached hereto as Exhibit F;

2.2.1.5.a resolution confirming that the Plan of Liquidation has been adopted by the Acquired Corporation and its Member in the form attached as Exhibit G;

2.2.1.6.the executed Registration Rights Agreement in the form attached hereto as Exhibit H or in form and substance acceptable to the Parties;

2.2.1.7.the executed Divestiture Agreement in the form attached hereto as Exhibit I; and

2.2.1.8.such other documents or instruments as may be requested by Acquirer.

2.2.2.Acquirer and Parent shall provide to Acquired Corporations and Member:

2.2.2.1.the executed Opinion Letter in the form attached hereto as Exhibit J; and

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

10.2	Page 2 of 5 (4.21.21 - 21:54)

2.2.2.2.an executed Acquirer’s Officer’s Certificate in the form attached hereto as Exhibit K.

2.3.Non-Assumption of Liabilities.  Upon the sale and purchase of the Assets, neither Acquirer nor Parent shall not assume nor agree to pay or discharge when due any debt, obligation, responsibility, claim or liability of Acquired Corporation, whether known or unknown, contingent or absolute, which shall include, but not be limited to: (i) all liabilities, obligations, contracts and commitments arising out of the ownership and operation of the Business; (ii) any obligation or liability related to any present or former officer, director, shareholder, employee or agent of Acquired Corporation or any person or entity controlled or under common control with any such person; (iii) any obligation or liability of any kind arising out of noncompliance with any federal, state or local Laws; (iv) any indebtedness for borrowed money or any guarantee of Acquired Corporation; (v) any amounts due any shareholder of Acquired Corporation or Affiliate; (vi) any liability relating to pension, profit-sharing, worker’s compensation or other employee benefit plan or policy; (vii) any Taxes; or (viii) any liability resulting from injury to persons or property (collectively, “Excluded Liabilities”).

[Signature page follows immediately]

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

10.2	Page 3 of 5 (4.21.21 - 21:54)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

GENERAL CANNABIS CORP.			TREES WATERFRONT, LLC

By:			By:
	Name:	Steve Gutterman		Name:	Trevor Hoffman
	Title:	Chief Executive Officer		Title:	Managing Member

TREES ACQUISITION CORP.			TREES MLK INC.

By:			By:
	Name:	Steve Gutterman		Name:	Trevor Hoffman
	Title:	Chief Executive Officer		Title:	Managing Member

TREVOR HOFFMAN

By:

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

10.2	Page 4 of 5 (4.21.21 - 21:54)

EXHIBITS

A	Common Terms and Conditions
B	Closing and Consideration for all Affiliated Transactions
C	The Assets
D	Acquired Corporation’s Officer’s Certificate
E	Bill of Sale for the Assets
F	Employment Agreement
G	Plan of Liquidation
H	Registration Rights Agreement
I	Divestiture Agreement
J	Opinion Letter
K	Acquirer’s Officer’s Certificate

AGREEMENT AND PLAN OF REORGANIZATION AND LIQUIDATION

10.2	Page 5 of 5 (4.21.21 - 21:54)

EXHIBIT A

COMMON TERMS AND CONDITIONS

SECTION I.

DEFINITIONS AND CONSTRUCTION

1.1.Capitalized terms have the meanings set forth below unless defined elsewhere in this Agreement.  All references are to Sections of this Exhibit A unless otherwise stated.

“Action” means action, arbitration, grievance, audit, hearing, investigation, litigation, suit or other proceeding.

“Acquired Corporation” and “Acquired Corporations” shall have the meaning set forth in the Preamble of this Agreement.  For purposes hereof, any reference to Acquired Corporation in the singular shall mean all Acquired Corporations for the purpose of any representations, warranties, covenants or other obligations or agreements set forth in this Agreement.

“Acquired Corporation’s Closing Documents” shall have the meaning as set forth in Section 2 of the Plan.

“Acquired Corporation’s Financial Statements” shall have the meaning set forth in Section 2.13.

“Acquirer” shall have the meaning as set forth in the Preamble of this Agreement.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Affiliated Acquisitions” shall have the meaning as set forth in Recital H of the Agreement.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Applicable Local Licensing Authority” means the local Government Agency with regulatory authority over each License of the Acquired Corporation.

“Application Fees” means all fees paid to Governmental Authorities associated with the Change of Ownership applications.

“Assets” means substantially all of the assets of each Acquired Corporation, including without limitation, the Licenses; all stores/dispensaries; leasehold interests and real property interests; Working Capital in the amount set forth in Section 5.11; inventory, furniture, fixtures, business personal property of any kind, nature, character, or description, operated, owned, or leased by Acquired Corporation at the Leased Premises, and any and all intellectual property owned by Acquired Corporation, as more fully described on Exhibit C.

COMMON TERMS AND CONDITIONS

10.2	Page 1 of 42 (4.21.21 - 21:54)

“Board” shall have the meaning as set forth in Section 4.11(a).

“Business” shall have the meaning as set forth in Recital B of the Agreement.

“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Colorado are authorized or obligated to close.

“Capital Stock” shall have the meaning as set forth in Section 3.8.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change of Ownership” means the transfer of ownership of the Licenses from Acquired Corporation to Acquirer.

“Charter Documents” means with respect to any Person, the articles or certificate of incorporation, formation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of the Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of the Person and which establish the legal personality of the Person.

“Claim” means any demand, claim, action, investigation, or Proceeding.

“Claiming Party” shall have the meaning as set forth in Section 8.3(a).

“Closing” and “Closing Date” shall have the meanings respectively as set forth in Exhibit B of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companion Agreement” shall have the meaning as set forth in Recital H of the Agreement.

“Contract” means any legally binding written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other written and legally binding arrangement.

“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of at least 50% of the voting securities in the corporation or of the voting interest in a partnership or limited liability company.

“Corporation” shall have the meaning as set forth in the Preamble of this Agreement.

“Dispute Notice” shall have the meaning as set forth in Section 8.1(c)(i).

“Dispute Period” shall have the meaning as set forth in Section 8.1(c)(i).

“Disqualified Designee” shall have the meaning as set forth in Section 4.11(c).

COMMON TERMS AND CONDITIONS

10.2	Page 2 of 42 (4.21.21 - 21:54)

“Disqualification Event” shall have the meaning as set forth in Section 4.11(c).

“Environmental Laws” means judgments, decrees, orders, laws, statutes, license rules or regulations of any governmental authority related to health, safety, or the environment, or pertaining to environmental matters, the protection of the environment, protection of health and safety, including, without limitation, any Release or threatened Release, of any Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” shall have the meaning as set forth in Section 4.12.

“Final Governmental Approval” means the final decisions by the MED and/or the OLCC, as applicable, and the Applicable Local Licensing Authority in writing approving the Change of Ownership, and such approvals (a) do not include any responsibility of Acquirer, Parent or Parent’s owners for the actions of Acquired Corporation or Acquired Corporation’s owner with respect to an administrative investigation or administrative disciplinary action by the MED or the OLCC, as applicable, or the Applicable Local Licensing Authority; and (b) do not subject Acquirer, Parent or Parent’s owners to discipline by the MED or the OLCC, as applicable, or the Applicable Local Licensing Authority for the actions of Acquired Corporation or Acquired Corporation’s owner with respect to an administrative investigation or administrative disciplinary action by the MED or the OLCC, as applicable, or the Applicable Local Licensing Authority

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authority Dispute Shares” means, in the event that any Government Authority with jurisdiction over any of the Acquired Corporations or Member, examines, investigates or otherwise challenges the qualification as a tax free plan of reorganization under Section 368 of the Code, of any or all of the Affiliated Transactions seeking additional taxes, or penalties or interest thereon (“Governmental Authority Dispute”) and one or more of the Acquired Corporations or the Member who is subject to such examination or investigation or challenge (“Settling Party”), proposes to resolve, subject to the consent of Parent, which shall not be unreasonably withheld, or there has been a decision rendered by a court of first impression with respect to, any such Governmental Authority Dispute by selling shares, the number of Parent Shares owned by such Settling Party necessary to pay (a) any Taxes incurred with respect to such sale of Parent Shares, (b) any such agreed additional taxes, penalties and/or Interest thereon, and (c) any

COMMON TERMS AND CONDITIONS

10.2	Page 3 of 42 (4.21.21 - 21:54)

professional fees and expenses incurred with respect to such Governmental Authority Dispute.

“Governmental Authorizations” means any authorization, order, permit, approval, grant, license, quota, consent, commitment, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or demand or the like which may be issued or granted by law or by rule or regulation of any Governmental Authority.

“Hazardous Materials” means any element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any laws or the Release of which is prohibited or restricted under any laws into or onto the environment.

“Interim Period” means the time period from the date of this Agreement through and including the Closing.

“Knowledge” when used in a particular representation or warranty in this Agreement, means the actual knowledge (as opposed to any constructive or imputed knowledge) of a Party or its owners, without inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of a Governmental Authority, except for any United States federal law, rule or regulation related to marijuana which this Agreement may violate.

“Liability” means any liability, debt, obligation, trade accounts payable, not payable, loss damage, claim, penalty, fine, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and attorneys’ fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Law.

“Leased Premises” means: with respect to TDM, LLC, the premises located at 5005 S. Federal Blvd., Englewood, Colorado 80110; with respect to Station 2, LLC, the premises located at 468 S Federal Blvd., Denver Colorado 80219; with respect to Trees Portland, LLC, the premises located at 1234 NE 102nd Ave., Portland, Oregon 97239; with respect to Trees Waterfront, LLC, the premises located at 3605-3607 SW Corbett Ave., Portland, Oregon 97239; and with respect to Trees MLK, Inc., the premises located at 7050 NE Martin Luther King Jr. Blvd., Portland Oregon, 97239.

“Licenses” means the following licenses held by Acquired Corporation and any other applicable licenses of Acquired Corporation in the States of Colorado and Oregon:

(a)State of Colorado Retail Marijuana Store License 402R-00652 and corresponding City of Englewood, Colorado Retail Marijuana Store License;

COMMON TERMS AND CONDITIONS

10.2	Page 4 of 42 (4.21.21 - 21:54)

(b)State of Colorado Retail Marijuana Store License number 402R-00884 and corresponding City and County of Denver Retail Marijuana Store License;
(c)State of Colorado Medical Marijuana Center License number 402-01263 and corresponding City and County of Denver Medical Marijuana Center License;
(d)State of Oregon Marijuana Retailer License ID # 10036004097;
(e)State of Oregon Marijuana Retailer License ID # 1011165272A;
(f)Oregon Certificate of Compliance Account 790435; and
(g)Oregon Certificate of Compliance (Multnomah County) Account 849900.

“Lien” means, with respect to any property, any lien, security interest, mortgage, pledge, hypothecation, pledge, assignment, participation, deposit arrangement, deed of trust, encumbrance, preference, privity right of interest or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, title defect, right of way, easement, encroachment, and any financing arrangement having substantially the same economic effect as any of the foregoing..

“Loss” means any and all losses, judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment), but only to the extent the losses (a) are not reasonably expected to be covered by a payment from some third party or by insurance or otherwise recoverable from third parties, and (b) are net of any associated benefits arising in connection with the loss.

“Marijuana Code” means collectively, as applicable, Sections 14 and 16 of Article XVIII of the Colorado Constitution, the Colorado Marijuana Code, §§ 44-10-101, et seq., C.R.S., together with §§475B et. al of the Oregon Revised Statues, as the same may be supplemented or amended from time to time, together with the regulations promulgated thereunder, and all applicable local Laws and regulations thereto promulgated by a Governmental Authority.

“Material Adverse Effect” means any occurrence, condition, change, development, event or effect that has or could reasonably be expected to have a materially adverse effect on the assets, properties, financial condition, or results of operations on a Party, as the context dictates, taken as a whole.

“MED” means the Colorado Marijuana Enforcement Division and/or any other applicable Colorado regulatory authority.

“Member” shall have the meaning as set forth in the Preamble of this Agreement.

COMMON TERMS AND CONDITIONS

10.2	Page 5 of 42 (4.21.21 - 21:54)

“Minimum Capital Raise” shall have the meaning as set forth in Section 1.1(b)(iii) Lof Exhibit B.

“OLCC” means the Oregon Liquor Control Commission.

“Opinion Letter” means a “Will” opinion from Parent’s Tax counsel, Dickinson Wright PLLC, in the form attached hereto as Exhibit J, and in form and substance reasonably satisfactory to Acquired Corporations and Member, on the basis of certain facts, representations and assumptions based on this Agreement, and as set forth in such opinion, that (i) the Affiliated Transactions each constitute a corporate reorganization within the meaning of Section 368(a)(1)(C) of the Code and (ii) that each Acquired Corporation and Member will be a party to the reorganization within the meaning of Section 368(a) of the Code.

“Parent” shall have the meaning set forth in the Preamble of this Agreement.

“Parent Financial Statements” shall have the meaning set forth in Section 3.12.

“Parent Material Adverse Effect” means the following events (and no others): (i) a “stop trading” order issued by the OTC in respect of the common stock of Parent; or (ii) commencement of an enforcement action by a Governmental Authority against Parent or issuance of an order enjoining trading of Parent’s common stock.

“Parent Outstanding Shares” means that number of shares of common stock of Parent issued and outstanding on the Signing Date, but specifically excluding any shares of common stock or convertible preferred stock issued to directors, officers, employees, agents or Affiliates of Acquired Corporation, or any shares issuable upon exercise of any warrants or options.

“Parent Shares” shall have the meaning as set forth in Exhibit B to this Agreement.

“Parent Permits” shall have the meaning as set forth in Section 3.11(a).

“Party” shall have the meaning as set forth in the Preamble of this Agreement.

“Pay Out Period” shall have the meaning as set forth in Section 1.1(b)(ii) of Exhibit B.

“Permits” means all licenses (including the Licenses), permits, certificates of authority, authorizations, approvals, registrations, franchises, and similar consents granted by a Governmental Authority related to the transactions contemplated by this Agreement.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association, or Governmental Authority.

“Plan” means the Agreement And Plan Of Reorganization And Liquidation to which this is an Exhibit.

COMMON TERMS AND CONDITIONS

10.2	Page 6 of 42 (4.21.21 - 21:54)

“Proceeding” means any complaint, lawsuit, action, suit, Claim (including claim of a violation of Law), or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority or arbitral tribunal.

“Product Sales, Net” means the aggregate of the amounts shown as “Product Sales, net” on each of the “Statement of Income and Members’ Equity (deficit)” as set forth in the audited financial statements of each of the five Acquired Corporations involved in the Affiliated Transactions (all audited by BF Borgers) for the year ended December 31, 2020 as of the Signing Date.

“Purchase Price” means the consideration paid by Acquirer to Acquired Corporation for the Assets, as more particularly described on Exhibit B to the Plan of Liquidation and Reorganization attached as Exhibit G.

“Recent SEC Report” means Parent’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2020.

“Redemption Shares” shall have the meaning as set forth in Section 8.1(c)(i)

“Release” means any release, spill, discharge, emission, leaking, pumping, injection, deposit, disposal, dumping, dispersal, leaching, escaping, emanation, or migration.

“Responding Party” shall have the meaning as set forth in Section 8.3(a).

“S Corp” means a limited liability company or a corporation that has elected to be taxed as an S Corporation under Section 1361 et seq. of the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” shall have the meaning set forth in Section 3.11(a)

“Set-Off Notice” shall have the meaning as set forth in Section 8.1(c)(i)

“SEC” means the United States Securities and Exchange Commission.

“Signing Date” means the date of execution and delivery of this Agreement.

“Signing Stock Price” means the volume weighted average price of the Parent Shares for fifteen (15) consecutive trading days ending on the second trading day prior to the Signing Date as reported on the OTCQB Market.

“Tax” or “Taxes” means any federal, state, provincial, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad-valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority (each a “Tax,” and collectively, “Taxes”).

“Tax Return” means any declaration, report, statement, form, return or other document or information required to be supplied to a Governmental Authority in

COMMON TERMS AND CONDITIONS

10.2	Page 7 of 42 (4.21.21 - 21:54)

connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trees Designee” shall have the meaning as set forth in Section 4.11(a).

“Working Capital” means the aggregate of cash, cash equivalents and receivables minus current liabilities.

1.2.Rules of Construction.

(a)All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. Words in the plural form include the singular form, and words in the singular form include the plural form. The words “includes” or “including” means “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not any particular section or article in which the words appear and any reference to a Law includes any rules and regulations promulgated thereunder. Currency amounts referenced herein are in U.S. dollars.

(c)Whenever this Agreement refers to a number of days, the number refers to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then the action may be validly taken on or by the next day that is a Business Day.

(d)Each Party and its respective attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement will not be applicable to the construction or interpretation of this Agreement.

SECTION II.

ACQUIRED CORPORATION’S REPRESENTATIONS AND WARRANTIES

Acquired Corporation and Member, jointly and severally, covenants, represents, and warrants to Acquirer and Parent that the statements set forth in this Section II are true and correct as of the date hereof and as of the Closing Date:

2.1.Acquired Corporation’s Organization.  Acquired Corporations are each a limited liability company duly formed, validly existing and in good standing under each of the Laws of the State of Colorado and the State of Oregon, as the case may be, and have

COMMON TERMS AND CONDITIONS

10.2	Page 8 of 42 (4.21.21 - 21:54)

all requisite limited liability company power and authority to conduct its Business as it is now being conducted in accordance with the Laws.

2.2.Authority. Acquired Corporations each have all requisite power and authority to execute and deliver this Agreement and each other agreement, document, and instrument related to or contemplated by this Agreement (collectively, the “Transaction Documents”) to which Acquired Corporations are a party, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to approvals required by the Marijuana Code, the execution and delivery of this Agreement and the Transaction Documents to be delivered by Acquired Corporations at the Closing, and the performance by Acquired Corporations of its obligations hereunder and thereunder, have been duly and validly authorized by necessary action. This Agreement has been, and the Transaction Documents to be delivered by Acquired Corporation at the Closing will at the Closing be, duly and validly executed and delivered by Acquired Corporation and constitute (or, in the case of Transaction Documents to be delivered by Acquired Corporation at the Closing, will at the Closing constitute) the legal, valid and binding obligation of Acquired Corporation enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

2.3.No Conflicts; Consents and Approvals. The execution and delivery by Acquired Corporation of this Agreement do not, and the performance by Acquired Corporation of its obligations under this Agreement does not:

(a)violate or result in a breach of its Charter Documents;
(b)violate or result in a default under any material Contract to which Acquired Corporation is a party, except for any violation or default that would not be expected to result in a Material Adverse Effect on Acquired Corporation’s ability to perform its obligations hereunder; or
(c)(i) violate or result in a breach of any Law applicable to Acquired Corporation or (ii) require any consent or approval of any Governmental Authority other than the MED and the OLCC and the Applicable Local Licensing Authority and under any Law applicable to Acquired Corporation.

2.4.Proceedings. Except as disclosed herein, there is no Proceeding pending, or to Acquired Corporation’s Knowledge threatened, against Acquired Corporation (i) before or by any Governmental Authority, which seeks a writ, judgment, order or decree restraining, enjoining, or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement; or (ii) brought by or in respect of any third party.

2.5.Broker. Acquired Corporation does not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions

COMMON TERMS AND CONDITIONS

10.2	Page 9 of 42 (4.21.21 - 21:54)

contemplated by this Agreement for which Acquired Corporation or any of its Affiliates could become liable or obligated.

2.6.Compliance with Laws and Orders. Acquired Corporation is in compliance with all Laws and orders applicable to it except where any non-compliance would not reasonably be expected to result in a Material Adverse Effect on Acquired Corporation; provided, however, that this Section 2.6 does not address matters relating to Taxes, which are exclusively addressed by Section 2.7 or Permits, which are exclusively addressed by Section 2.8. Acquired Corporation has no Knowledge of any fact, circumstance, or condition which could cause the Assets or the Leased Premises to violate the Marijuana Code concerning required testing or contaminants. Acquired Corporation has no Knowledge of any fact, circumstance, or condition which could cause the Assets or the Leased Premises to violate the Colorado Pesticide Applicator’s Act, C.R.S. §§ 35-10-101, et. seq. or the Oregon State Pesticide Control Act, ORS §§ 634.005 et seq., as may be applicable to each Acquired Corporation.

2.7.Taxes. (a) All Tax Returns that are required to have been filed by Acquired Corporation have been duly and timely filed; (b) all Taxes that are required to have been paid by Acquired Corporation have been duly and timely paid or will be paid in full on or before Closing; (c) all withholding Tax requirements imposed on Acquired Corporation have been satisfied in full or will be satisfied in full in all respects on or before Closing; (d) Acquired Corporation does not have in force any waiver of any statute of limitations with respect to Taxes or any extension of time with respect to a Tax assessment or deficiency; and (e) to the Knowledge of Acquired Corporation and Member, there are no threatened, pending, or active audits or Proceedings involving unpaid Taxes of Acquired Corporation or Member.

2.8.Permits. Acquired Corporation possesses all Permits that are required for the ownership and operation of its Business in the manner in which it is currently owned. All Permits described in this Section 2.8 are in full force and effect, and to the Knowledge of Acquired Corporation, Acquired Corporation is in compliance with each such Permit in all material respects.

2.9.Operating Facility. The licensed business at each Leased Premises is a Retail Marijuana Store, as defined in the Marijuana Code in Colorado, or a marijuana retailer, as defined by the Marijuana Code in Oregon, depending on the state in which the Acquired Corporation operates.

2.10.Acquired Corporation’s Members. Member is the only member of Acquired Corporation.

2.11.Environmental Matters.

(a)Acquired Corporation is in material compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws, insofar as failure to comply with the same could result in any

COMMON TERMS AND CONDITIONS

10.2	Page 10 of 42 (4.21.21 - 21:54)

liability affecting, or other reduce the value of the Assets. Acquired Corporation has no Knowledge of any liabilities arising in connection with or in any way relating to the Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and has no Knowledge of any facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(b)There has not been any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from Acquired Corporation’s or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Materials, that could result in any liability affecting, or other reduce the value of, the Assets or Business. Acquired Corporation has taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by Acquired Corporation (or any of its agents) thereunder. There is no Proceeding, notice or demand letter pending or, to the Knowledge of Acquired Corporation, threatened against Acquired Corporation relating in any way to Environmental Laws, or notice or demand letter issued, entered, promulgated or approved thereunder. No property now or previously owned, leased or operated by Acquired Corporation, nor any property to which Hazardous Materials located on or resulting from the use of any Asset or the Leased Premises have been transported, is listed or, to Acquired Corporation’s Knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

2.12.Securities.

(a)Purchase Entirely for Own Account. The Parent Shares will be acquired for investment for Acquired Corporation’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Acquired Corporation has no present intention of selling, granting any participation in, or otherwise distributing the same. Acquired Corporation does not presently have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any other Person with respect to any of such Parent Shares. Acquired Corporation has not been formed for the specific purpose of acquiring such Parent Shares. Neither Acquired Corporation nor any Affiliate has any present intention of entering into any put option, short position or other similar position with respect to the Parent Shares.

(b)Disclosure of Information. Acquired Corporation has had an opportunity to discuss to Acquired Corporation’s satisfaction Parent’s business,

COMMON TERMS AND CONDITIONS

10.2	Page 11 of 42 (4.21.21 - 21:54)

management, financial affairs and the terms and conditions of the offering of the Parent Shares with Parent’s management and has had an opportunity to review Parent’s business. Such discussions, as well as any written information delivered by Acquirer and Parent to Acquired Corporation, were intended to describe the aspects of Parent’s business which Acquirer and Parent believe to be material.  Further, Acquired Corporation acknowledges that it has reviewed Parent’s filings with the SEC, including Forms 10-K, 10-Q and 8-K, and has had the opportunity to ask questions of management of Parent concerning Parent’s business, operations and financial condition.

(c)Restricted Securities. The Parent Shares have not been registered and are being issued to Acquired Corporation pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act. The Parent Shares are “restricted securities” under applicable U.S. federal and state securities Laws and a resale of the Parent Shares may be made only pursuant to registration under the Securities Act or an available exemption from registration.

(d)Rule 144. Acquired Corporation is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions and which rule requires, among other things, that Parent be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the shares has held the shares for certain specified time periods, and under certain circumstances, and that resales of securities be limited in volume and take place only pursuant to brokered transactions.  Neither Acquirer nor Parent has provided any assurances as to whether Acquired Corporation will be able to resell any or all of the Parent Shares pursuant to Rule 144.

(e)Resale Restrictions. If all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A promulgated under the Securities Act, or some other registration exemption will be required with respect to the Parent Shares. Notwithstanding the fact that Rule 144 is not exclusive, the SEC staff has expressed its opinion that Persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f)Sophistication.  Acquired Corporation and each Affiliate of Acquired Corporation is a sophisticated investor (as described in Rule 506 of Regulation D) and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Parent Shares contemplated hereunder; and is fully capable of, and understands and

COMMON TERMS AND CONDITIONS

10.2	Page 12 of 42 (4.21.21 - 21:54)

accepts, the risk of loss of Acquired Corporation’s entire investment in the Parent Shares.  Acquired Corporation and each Affiliate of Acquired Corporation expressly acknowledges and understands that neither Acquirer, Parent nor any director, officer, employee or agent of Acquirer or Parent makes any representation whatsoever as to the merit, risk or value of an investment in the Parent Shares.

(g)No General Solicitation. Neither Acquired Corporation, nor any of its officers, employees, agents, directors, members, attorneys, shareholders, or partners (a) has engaged the services of a broker, investment banker or finder to contact any potential investor, nor has Acquired Corporation or any of Acquired Corporation’s officers, employees, agents, directors, members or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor; (b) engaged in any general solicitation; or (c) published any advertisement in connection with the offer and sale of the Parent Shares being issued hereunder.

(h)Reliance on Exemption. The Parent Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of federal and state securities Laws. Acquirer and Parent are relying in part upon the truth and accuracy of, and Acquired Corporation’s compliance with, the statements of fact, representations, warranties, agreements, acknowledgements and understandings of Acquired Corporation set forth in this Section II in order to determine the availability of such exemptions and the eligibility of Acquired Corporation to acquire the Parent Shares.

2.13.Financial Statements.  Acquired Corporation has delivered to Acquirer and Parent the most recent consolidated financial statements of Acquired Corporation as of December 31, 2020 (the “Acquired Corporation Financial Statements”). The Acquired Corporation Financial Statements:

(a)Fairly and accurately present the financial position of Acquired Corporation as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, and the results of operations, changes in shareholders’ equity, and cash flow of Acquired Corporation as at the dates and as of the periods specified;

(b)do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(c)were prepared in accordance with GAAP.

2.14.Undisclosed Liabilities. Except for matters reflected or reserved against in the Acquired Corporation Financial Statements, the Acquired Corporation did not have, as of the date of the Acquired Corporation Financial Statements, nor has incurred since that date, any liabilities of any nature that would be required under GAAP to be reflected on a

COMMON TERMS AND CONDITIONS

10.2	Page 13 of 42 (4.21.21 - 21:54)

balance sheet of Acquired Corporation (including the notes thereto), except liabilities or obligations which (i) were incurred in the ordinary course of the Acquired Corporation’s business consistent with past practice or (ii) have not had, and could not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Corporation.

2.15.Absence of Certain Changes.  Except as set forth in Schedule 2.15, as of the date of this Agreement, since the date of the Acquired Corporation Financial Statements, the Acquired Corporation has conducted its business consistent with past practice; and other than in the ordinary course of business of Acquired Corporation consistent with past practice, with respect to the business of Acquired Corporation, there has not been any:

(a)change, event or development having, or that could be reasonably expected to have a Material Adverse Effect on Acquired Corporation or the financial condition of Acquired Corporation, and Acquired Corporation has no Knowledge of any facts or circumstances that will likely result in or have a Material Adverse Effect on Acquired Corporation or the financial condition of Acquired Corporation;

(b)material change in any method of accounting or accounting practice for the business of Acquired Corporation except as required by GAAP or as disclosed in the notes to the Acquired Corporation Financial Statements;

(c)material change in cash management practices and policies, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)transfer, assignment, sale or other disposition of any material assets of Acquired Corporation shown or reflected in the Acquired Corporation Financial Statements, except for the sale of inventory in the ordinary course of business;

(e)cancellation of any material debts or claims or amendment, termination or waiver of any rights which could, individually or in the aggregate, have a Material Adverse Effect on the business of the Acquired Corporation;

(f)material damage, destruction or loss, or any material interruption in use, of any material portion of the assets of Acquired Corporation (whether or not covered by insurance) which could, individually or in the aggregate, have a Material Adverse Effect on the business of Acquired Corporation;

(g)acceleration, termination, material modification to or cancellation of any contract, agreement or permit of Acquired Corporation which could, individually or in the aggregate, have a Material Adverse Effect on the business of Acquired Corporation;

COMMON TERMS AND CONDITIONS

10.2	Page 14 of 42 (4.21.21 - 21:54)

(h)action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of Acquired Corporation;

(i)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, or employees of Acquired Corporation;

(j)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against Acquired Corporation under any similar law; or

(k)contract or agreement entered into pursuant to which Acquired Corporation is obligated to do any of the foregoing.

2.16.Intellectual Property.  Any and all intellectual property owned or leased by Acquired Corporation and/or used in the operation of Business, including without limitation, any trademarks, designs, patents or copyrights (“Intellectual Property”), is free and clear of any and all Liens and Acquired Corporation has such rights of ownership therein, free and clear of all Liens, as are necessary to permit the Acquired Corporation to conduct the Business as presently conducted.  There are no Claims pending, or to the knowledge of Acquired Corporation, threatened, by any Person relating to Acquired Corporation’s use or ownership of any Intellectual Property.  Acquired Corporation is not obligated to pay any royalty or similar fee to any Person in connection with the use of license of any Intellectual Property.

2.17.No Inducement or Reliance; Independent Assessment.  With respect to the Assets and the transactions contemplated by this Agreement and the Transaction Documents, each of Acquired Corporation and Member shall only be entitled to rely on the representations, warranties and statements that are expressly set forth herein (including the Exhibits and Schedules hereto), and (in the absence of fraud) neither Acquired Corporation nor Member will not have any right or remedy arising out of any other representation, warranty or statement.

(Collectively, the covenants, representations, warranties and statements set forth in this Section II are referred to as “Acquired Corporation’s Representations and Warranties”).

SECTION III.

ACQUIRER’S AND PARENT’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the corresponding numbered sections of the Parent Disclosure Schedules, Acquirer and Parent covenant, represent, and warrant to Member and Acquired Corporation that the statements set forth in this SECTION III are true and correct as of the date hereof and as of the Closing Date.

3.1.Organization of Acquirer. Acquirer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado.  Acquirer has not

COMMON TERMS AND CONDITIONS

10.2	Page 15 of 42 (4.21.21 - 21:54)

conducted any operations prior to the execution of this Agreement and has no material assets or liabilities.

3.2.Authority of Acquirer. Acquirer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to be delivered by Acquirer at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Acquirer of this Agreement and the Transaction Documents to be delivered by Acquirer at the Closing, and the performance by Acquirer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action. This Agreement has been, and the Transaction Documents to be delivered by Acquirer at the Closing will at the Closing be, duly and validly executed and delivered by Acquirer and constitutes (or, in the case of instruments to be delivered by Acquirer at the Closing, will at the Closing constitute) the legal, valid and binding obligations of Acquirer enforceable against Acquirer in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.3.No Conflicts; Consents and Approvals for Acquirer. The execution, delivery and performance by Acquirer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Acquirer;

(b)conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Acquirer;

(c)violate or result in a default under any material Contract to which Acquirer is a party, except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Acquirer’s ability to perform its obligations hereunder;

(d)violate or result in a breach of any Law applicable to Acquirer or (ii) require any consent, approval, permit, governmental order, declaration or filing of or with, or notice to, any Governmental Authority (other than the MED, the OLLC. and any Applicable Local Licensing Authority) under any Law applicable to Acquirer; or

(e)result in the creation or imposition of any Lien upon any material assets or properties used by Acquirer in connection with its business.

3.4.Organization of Parent. Parent is a corporation duly formed, validly existing and in good standing under the Laws of the State of Colorado.  Parent has all requisite corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as currently conducted.

COMMON TERMS AND CONDITIONS

10.2	Page 16 of 42 (4.21.21 - 21:54)

3.5.Authority of Parent. Parent has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to be delivered by Parent at the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent of this Agreement and the Transaction Documents to be delivered by Parent at the Closing, and the performance by Parent of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action. This Agreement has been, and the Transaction Documents to be delivered by Parent at the Closing will at the Closing be, duly and validly executed and delivered by Parent and constitutes (or, in the case of instruments to be delivered by Parent at the Closing, will at the Closing constitute) the legal, valid and binding obligations of Parent enforceable against Parent in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

3.6.No Conflicts; Consents and Approvals for Parent. The execution, delivery and performance by Parent of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Parent;

(b)conflict with or result in a violation or breach of any provision of any law or governmental order applicable to the Parent;

(c)violate or result in a default under any material Contract to which Parent is a party, except for any such violation or default that would not reasonably be expected to result in a Material Adverse Effect on Parent’s ability to perform its obligations hereunder;

(d)violate or result in a breach of any Law applicable to Parent or (ii) require any consent, approval, permit, governmental order, declaration or filing of or with, or notice to, any Governmental Authority (other than the MED, the OLLC. and any Applicable Local Licensing Authority) under any Law applicable to Parent; or

(e)result in the creation or imposition of any Lien upon any material assets or properties used by Parent in connection with its business.

3.7.Legal Proceedings.

(a)Except as set forth in Schedule 3.7 of the Parent’s Disclosure Schedules, there are no Actions pending or, to Parent’s Knowledge, threated against or by Parent that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred nor do circumstances exist that may give rise or serve as a basis for any such Action.

COMMON TERMS AND CONDITIONS

10.2	Page 17 of 42 (4.21.21 - 21:54)

(b)Except as set forth in Schedule 3.7 of the Parent’s Disclosure Schedules, there are no Actions pending or, to Parent’s Knowledge, threatened against or by the Parent relating to or affecting the business of Parent which could be reasonably expected to have a Material Adverse Effect on Parent or materially interfere with Parent’s ability to consummate the transactions contemplated by this Agreement.

(c)Except as set forth in Schedule 3.7 of the Parent’s Disclosure Schedules, there are no outstanding orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the business of Parent which could be reasonably expected to have a Material Adverse Effect on Parent or materially interfere with Parent’s ability to consummate the transactions contemplated by this Agreement.

3.8.Capitalization.  The capitalization of Parent is as set forth on the Recent SEC Report.  All authorized shares of capital stock of Parent (“Capital Stock”) are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in the Recent SEC Report and this Agreement, there are no voting trusts, proxies, or other commitments, understandings, restrictions, or arrangements with respect to, or in any way effecting the voting or the right to participate in distributions or other earnings on, or registration of, any Capital Stock.

3.9.Compliance with Laws; Permits. Parent holds all permits, licenses, variances, exemptions, orders and approvals of all governmental and regulatory authorities necessary for the lawful conduct of its business (the “Parent Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on Parent.  Parent is in compliance with the terms of all Parent Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on Parent.  Parent is not in violation of or default under any law or order of any governmental or regulatory authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on Parent.

3.10.Broker. Parent does not have any liability or obligation to pay fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Acquired Corporation or any of its Affiliates could become liable or obligated.

3.11.SEC Filings; Securities Law Matters.

(a)SEC Filings. Parent has filed with the SEC all reports, schedules, forms, statements, and other documents required to be filed with the SEC since January 1, 2020.  Parent’s SEC filings (including financial statements) comply in all material respect with all applicable laws and stock exchange requirements,

COMMON TERMS AND CONDITIONS

10.2	Page 18 of 42 (4.21.21 - 21:54)

and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the Closing Date, on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made. There are no outstanding or unresolved comments in comment letters from any governmental authority with respect to any of Parent’s filings and to the Knowledge of Parent, Parent is not subject of an ongoing audit, review, comment or investigation by any securities commission. Except as publicly disclosed, there is not presently any material change, as defined under U.S. securities laws, relating to Parent or any change in any material fact, as defined under U.S. securities laws, relating to any of the Parent’s common stock, which has not been fully disclosed in accordance with the requirements of all laws and regulations in any way related to securities or the issuance or sale thereof (collectively, “Securities Laws”).

(b)Securities Law Matters. The Capital Stock is listed and posted for trading on the OTCQB. Parent is not in default of any material requirements of any Securities Laws or the rules and regulations of the OTCQB.  No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of Parent is pending, in effect, has been threatened, or is expected to be implemented or undertaken, and Parent is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction. Parent has timely filed or furnished to any governmental authority all material forms, reports, schedules, statements and other material documents required to be filed under Securities Laws or furnished by Parent with the appropriate governmental authority.

3.12.Financial Statements.  Parent has delivered to Member the Recent SEC Report containing consolidated financial statements of Parent as of December 31, 2020 (the “Parent Financial Statements”). The Parent Financial Statements:

(a)Fairly and accurately present the financial position of Parent as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, and the results of operations, changes in shareholders’ equity, and cash flow of Parent as at the dates and as of the periods specified;

(b)do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(c)were prepared in accordance with GAAP.

3.13.Undisclosed Liabilities. Except for matters reflected or reserved against in the Parent Financial Statements, the Parent did not have, as of the date of the Parent

COMMON TERMS AND CONDITIONS

10.2	Page 19 of 42 (4.21.21 - 21:54)

Financial Statements, nor has incurred since that date, any liabilities of any nature that would be required under GAAP to be reflected on a balance sheet of Parent (including the notes thereto), except liabilities or obligations which (i) were incurred in the ordinary course of the Parent’s business consistent with past practice or (ii) have not had, and could not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

3.14.Absence of Certain Changes.  As of the date of this Agreement, since the date of the Parent Financial Statements, the Parent has conducted its business consistent with past practice; and other than in the ordinary course of business of Parent consistent with past practice, with respect to the business of Parent, there has not been any:

(a)change, event or development having, or that could be reasonably expected to have a Material Adverse Effect on Parent or the financial condition of Parent, and Parent has no Knowledge of any facts or circumstances that will likely result in or have a Material Adverse Effect on Parent or the financial condition of Parent;

(b)material change in any method of accounting or accounting practice for the business of Parent except as required by GAAP or as disclosed in the notes to the Parent Financial Statements;

(c)material change in cash management practices and policies, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)transfer, assignment, sale or other disposition of any material assets of Parent shown or reflected in the Parent Financial Statements, except for the sale of inventory in the ordinary course of business;

(e)cancellation of any material debts or claims or amendment, termination or waiver of any rights which could, individually or in the aggregate, have a Material Adverse Effect on the business of the Parent;

(f)material damage, destruction or loss, or any material interruption in use, of any material portion of the assets of Parent (whether or not covered by insurance) which could, individually or in the aggregate, have a Material Adverse Effect on the business of Parent;

(g)acceleration, termination, material modification to or cancellation of any contract, agreement or permit of Parent which could, individually or in the aggregate, have a Material Adverse Effect on the business of Parent;

(h)action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of Parent;

(i)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers, or employees of Parent;

COMMON TERMS AND CONDITIONS

10.2	Page 20 of 42 (4.21.21 - 21:54)

(j)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against Parent under any similar law;

(k)contract or agreement entered into pursuant to which Parent is obligated to do any of the foregoing;

(l)breach or violation by Parent of, or default by Parent under, any contract or agreement to which Parent is a party or by which any of its assets or properties are bound, except for breach, violations, and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a Material Adverse Effect on Parent.

(m)Notice by a Governmental Authority of alleged violations by Parent of Environmental Laws, or, to the Knowledge of Parent, proposal to include property now owned or previously owned, leased, or operated by Parent on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup; or

(n)Actions against Parent, or to the Knowledge of Parent threatened, to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former employee, consultant, volunteer, intern, or independent contractor of Parent, except as set forth in Schedule 3.14 of the Parent Disclosure Schedules.

3.15.Shares.  When delivered to Member in accordance with this Agreement, (i) any shares delivered as part of the Purchase Price will be validly issued, fully paid, and nonassessable, and (ii) Member will have good title to said shares, and, except for any restrictions placed upon the shares pursuant to applicable federal or state securities laws, the shares shall be free from all Liens.

3.16.Taxes.

(a)All Taxes due and owing on or before the Closing Date by or on behalf of Parent (whether or not shown on any Tax Return) have been, or will be, timely paid and all Tax Returns, required to be filed by or on behalf of Parent for any Tax period ending on or before the Closing Date have been, or will be, timely filed;

(b)All Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party have been or will be timely withheld and paid on or before the Closing Date, and all information reporting and backup withholding provisions of applicable law have been or will be timely complied with on or before the Closing Date;

COMMON TERMS AND CONDITIONS

10.2	Page 21 of 42 (4.21.21 - 21:54)

(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of or with respect to Parent;

(d)All deficiencies asserted, or assessments made, against or with respect to Parent as a result of any examinations by any taxing authority have been fully paid or are being contested in good faith;

(e)Parent (x) is not a party to any Action by any taxing authority, and (y) has no pending or threatened Actions by any taxing authority against it;

(f)there are no Liens for Taxes upon any of Parent’s assets nor, to Parent’s Knowledge, is any taxing authority in the process of imposing any Liens for Taxes on any of the Parent’s assets (other than for current Taxes not yet due and payable);

(g)Parent is not and has not been a party to or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b); and

(h)none of the Parent’s assets is (i) subject to Section 168(g)(1)(A) of the Code, or (ii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.17.No Inducement or Reliance; Independent Assessment.  With respect to the Assets and the transactions contemplated by this Agreement and the Transaction Documents, Parent shall only be entitled to rely on the representations, warranties and statements that are expressly set forth herein (including the Exhibits and Schedules hereto), and (in the absence of fraud) Parent will not have any right or remedy arising out of any other representation, warranty or statement.

(Collectively, the covenants, representations, warranties and statements set forth in this SECTION III are referred to as “Acquirer’s and Parent’s Representations and Warranties”).

SECTION IV.

COVENANTS

4.1.Regulatory and Other Approvals. During the Interim Period:

(a)Each Party shall attempt to obtain as promptly as practicable all material consents and approvals that either Party or its respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the obtaining of the consents and approvals will not be a condition to the Closing except to the extent set forth in SECTION V or SECTION VI, as applicable.

(b)The Parties shall cooperate with each other in every way, and each Party, promptly upon the request of the other, shall do such commercially reasonable acts and shall execute and have acknowledged and delivered to the other Party, as may be appropriate, any and all further documents or instruments as may be reasonably requested or in order to consummate the transactions contemplated

COMMON TERMS AND CONDITIONS

10.2	Page 22 of 42 (4.21.21 - 21:54)

hereby.  Without limiting the generality of the foregoing, each Party shall (i) make or cause to be made the filings required of the Person or any of its applicable Affiliates under any Laws applicable to it with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with the filings, as promptly as is reasonably practicable, provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings and payments will not be conditions to the Closing except to the extent set forth in SECTION V or SECTION VI,; (ii) use reasonable efforts to cause the expiration of the notice or waiting periods under any Laws applicable to it with respect to the consummation of the transactions contemplated by this Agreement as promptly as is reasonably practicable; (iii) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of the filings; (iv) reasonably consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions or other Proceedings with Governmental Authorities relating to the filings; (v) comply, as promptly as is reasonably practicable, with any requests received by the Party under any Laws for additional information, documents or other materials with respect to the filings, (vi) attempt to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (vii) contest and resist any action or other Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law.

(c)If a Party (or any of its applicable Affiliates) intends to participate in any meeting with any Governmental Authority with respect to the filings and if permitted by, or acceptable to, the applicable Governmental Authority, it shall give the other Party reasonable prior notice of, but in any event not less than five business days prior to such meeting (unless by the nature of the meeting such notice is impractical) and an opportunity to participate in, the meeting.

(d)In connection with any such filings, Acquirer and Parent shall cooperate in good faith with Governmental Authorities and with Acquired Corporation and undertake promptly any and all action required to lawfully complete the transactions contemplated by this Agreement.

(e)Each Party shall provide prompt notification to the other when it becomes aware that any such consent or approval referred to in this Section 4.1 is obtained, taken, made, given or denied, as applicable.

(f)In furtherance of the foregoing covenants:

(i)	Each Party shall prepare, or cause its Affiliates to prepare, as soon as is practicable following the execution of this Agreement, all necessary filings applicable to it and in

COMMON TERMS AND CONDITIONS

10.2	Page 23 of 42 (4.21.21 - 21:54)

connection with the transactions contemplated by this Agreement that may be required under any Laws; provided that, for purposes of clarification, and notwithstanding anything to the contrary in this Agreement, the filings will not be conditions to the Closing except to the extent set forth SECTION V or SECTION VI.

(ii)

Each Party shall promptly furnish the other Party with copies of any notices, correspondence or other written communication received by it from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings required of it, and shall cooperate in the preparation of the filings as is reasonably necessary and appropriate.

(iii)	Each Party shall not, and shall cause its respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority.
(iv)

Member shall cooperate with Acquirer and Parent to promptly file such disclosures and applications with the MED, the OLCC, or the Applicable Local Licensing Authority, as required by the Marijuana Code or reasonably requested by Acquirer or Parent regarding Member’s ownership of Parent Shares.

4.2.Access of Acquirer and Parent; Due Diligence. During the Interim Period, Acquired Corporation shall provide Acquirer and Parent with reasonable access, upon reasonable notice and during normal business hours, to the Business and the Leased Premises, subject to the Marijuana Code. During the Interim Period, each Party shall provide each other Party, upon request, with access to its books and records, standard operating procedures, and with reasonable access to its employees in order to allow for appropriate due diligence.

4.3.Certain Restrictions. During the Interim Period, except as permitted or required by the other terms of this Agreement, or consented to in writing by Acquirer and Parent, Acquired Corporation shall not take any of the following actions:

(a)Sell, lease, transfer, pledge or otherwise dispose of any of the Assets or place any Liens or encumbrances thereon;

(b)Fail to maintain in full force and effect any of the Licenses;

(c)Fail to perform obligations under any Contracts;

COMMON TERMS AND CONDITIONS

10.2	Page 24 of 42 (4.21.21 - 21:54)

(d)Increase the salary or compensation or benefits of any employee or contractor, except in the ordinary course consistent with past practice, and provided Acquired Corporation delivers written notice to Acquirer and Parent of same;

(e)Incur any liabilities of Acquired Corporation other than in the ordinary course of business.

(f)Make capital expenditures in excess of $10,000;

(g)Invest in or make any loans to any person or entity in excess of $10,000;

(h)Dissolve Acquired Corporation or file or declare bankruptcy, insolvency or similar action;

(i)Sell the Business or any Assets outside of the ordinary course of business;

(j)Enter into or materially amend any material Contract, lease or other arrangement; or

(k)Enter into any agreement, commitment or understanding, whether in writing or not, to take any of the above actions.

4.4.Updating. From time to time prior to the Closing, Acquired Corporation may, at its option, supplement or amend and deliver updates to Acquirer and Parent as necessary to complete or correct any information in this Agreement or Acquired Corporation’s representations and warranties; provided that any such supplement, amendment or update may only be made as to circumstances occurring after the date hereof.

4.5.Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at a Party’s request and without further consideration, the other Party shall execute and deliver to the requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

4.6.Acquirer’s and Parent’s Obligations if No Closing. If the Closing, or in the case of multiple Closings as contemplated in Exhibit B, a single Closing, does not occur by reason of Acquirer’s or Parent’s default for any reason or if Acquirer and Parent terminate this Agreement after Final Governmental Approval, Acquirer and Parent shall cooperate with Acquired Corporation by executing all documents reasonably necessary to void the Change of Ownership with respect only to those Assets that have not been transferred as a result of such default or termination; it being understood and agreed by the Parties that no such Change of Ownership shall occur for Assets already transferred pursuant to a Closing.

4.7.Application Fees. Acquirer shall pay the change of ownership application fees and prorated annual license renewal fees for all state and local licenses.

COMMON TERMS AND CONDITIONS

10.2	Page 25 of 42 (4.21.21 - 21:54)

4.8.Non-Competition; Non-Solicitation.

(a)The “Restricted Period” begins on the Closing Date and ends on the later of (i) the second anniversary of the Closing Date or (ii) two years following the termination of employment of Member from Acquirer or Parent for any reason.

(b)“Competing Business” means any business, except for the Business explicitly related to the Assets, engaged in the cultivation, manufacture and sale of marijuana or marijuana-related products, and/or dispensaries in respect thereof.

(c)During the Restricted Period, Acquired Corporation and its Affiliates shall not

(i)engage in, invest in, or otherwise participate in, directly or indirectly, any Competing Business unless agreed to in writing by the Parties; or

(ii)employ, retain, engage or solicit the employment or engagement of services of any employee of Acquirer or Parent, the Business or any of Acquirer’s or Parent’s Affiliates on a full- or part-time basis.

(d)During the Restricted Period, Acquired Corporation and its Affiliates shall not solicit customers of the Business in connection with a Competing Business.

(e)Notwithstanding anything to the contrary set forth in this Section 4.8, Acquirer and Parent hereby agree that the covenants set forth in this Section 4.8 shall not be breached (or be deemed breached) by Acquired Corporation or any of its Affiliates as a result of the ownership by Acquired Corporation or any of its Affiliates of less than an aggregate of 5% of any class of stock of a Competing Business provided that such stock is listed on a national securities exchange or is quoted on the OTC Market.

(f)Any violation of this Section 4.8 may result in irreparable injury to Acquirer, Parent and the Business and Acquirer and/or Parent will be entitled to seek an injunction against Acquired Corporation and its Affiliates from any court having jurisdiction over the matter, restraining any further violation of this Section 4.8, which rights shall be cumulative and in addition to any other rights or remedies to which Acquirer or Parent may be entitled. Each of Acquired Corporation and its Affiliates acknowledges that it has carefully read this Agreement and has given careful consideration to the restraints imposed upon Acquired Corporation by this Section 4.8, and is in full accord as to their necessity for the reasonable and proper protection of the legitimate business interests relating to the Business and Acquirer’s and Parent’s business now existing and to be developed in the future. Each of Acquired Corporation and its Affiliates expressly acknowledges and agrees that each and every restraint imposed by this Section 4.8 is reasonable with respect to subject matter, time period and geographical area.

COMMON TERMS AND CONDITIONS

10.2	Page 26 of 42 (4.21.21 - 21:54)

(g)If any covenant set forth in this Section 4.8 is adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by the applicable Law. The covenants contained in this Section 4.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction. To the extent the provisions of this Section 4.8  conflict with the provisions of Section 9.12, the provisions of this Section 4.8 will control.

(h)Acquired Corporation shall cause its Affiliates to comply with the obligations set forth in this Section 4.8.

4.9.Post-Closing Covenants Concerning the Parent Shares.

(a)Acquired Corporation shall not engage in hedging transactions with the Parent Shares.  Further, neither Acquired Corporation nor any of its directors, officers, shareholders or Affiliates shall purchase any shares of common stock of Parent on the open market or otherwise without the express written consent of Parent.

(b)Notwithstanding anything to the contrary set forth in this Agreement, Acquired Corporation shall not sell the Parent Shares in violation of the Laws, including Rule 144 promulgated under the Securities Act.  Furthermore, notwithstanding any registration thereof, neither any Acquired Corporation nor any Affiliate thereof sell, transfer, or otherwise encumber any Parent Shares for a period of one (1) year from the Closing, except as otherwise provided for in this Agreement.

(c)The Parties will enter into a Registration Rights Agreement providing demand and “piggyback” registration rights and obligations with respect to the Parent Shares, and including customary restrictions and exceptions thereto, in the form attached as Exhibit H or in form and substance acceptable to the Parties.

4.10.Post-Closing Covenants Concerning Disposition of Assets.  Neither Acquirer nor Parent shall sell or otherwise dispose of any Asset, if such sale or disposition would result in the transactions contemplated herein not qualifying as a reorganization under the Section 368 of the Code.

4.11.Board Seat; Voting Agreement.

(a)The Member (together with the member with respect to the Companion Agreement) shall have the right to designate a representative thereof (the “Trees Designee”) to the Board of Directors of Parent (the “Board”), provided that such

COMMON TERMS AND CONDITIONS

10.2	Page 27 of 42 (4.21.21 - 21:54)

designee is acceptable to both MED and OLCC. The initial Trees Designee shall be Tim Brown.  Acquirer shall take all necessary and appropriate steps to effectuate such appointment as soon after the Closing as reasonably practicable, and to maintain such appointment, subject to compliance with all applicable securities laws and the terms and conditions set forth below.

(b)Until this Section 4.11 terminates pursuant to Section 4.11(d) from time to time, Member may (a) notify Parent in writing of an intention to remove the Trees Designee from the Board to the extent permissible under applicable law, or (b) notify Parent in writing of an intention to select a new Trees Designee (whether to replace a prior Trees Designee or to fill a vacancy in such Board seat).  In the event of such an initiation of a removal or selection of the Trees Designee pursuant to this Section, Parent shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate Parent shareholders in accordance with Article III of the Bylaws of the Parent to cause: (x) the removal from the Board of the Trees Designee so designated for removal; and (y) the election to Board of any new Trees Designee so designated, subject to the conditions set forth in Section 4.11(c).

(c)The Parties agree that any replacement Trees Designee shall be reasonably acceptable to the Parent and shall not be subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”).  Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee.” Member covenants and agrees that, absent the consent of the Board, (1) it will not designate or participate in the designation of any director designee: (x) who was a prior officer or director of the Parent; (y) who is or was affiliated in any manner with any business that may be competitive with the business of the Parent; or (z) who, to Member’s knowledge, is a Disqualified Designee; and (2) that in the event Parent or Member becomes aware that any individual previously designated by Member is or has become a Disqualified Designee, Member shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

(d)Subject to the Parent delivering to Member before the first Closing the Opinion Letter, for so long as this Section 4.11(d) remains in effect, each Member unconditionally covenants and agrees (i) to vote all of such Member’s shares of Parent owned, directly or indirectly by Member held thereby, in favor of (x) the election of the persons named in the Parent’s proxy statements as the Board’s nominees for election as directors, and against any other nominees, and (y) any other proposals submitted in proxy statements approved by the Board relating to mergers, acquisitions or similar activity relating to Parent, and, in each case, submitted to the Parent’s shareholders for a shareholder vote in any annual or special meetings of the

COMMON TERMS AND CONDITIONS

10.2	Page 28 of 42 (4.21.21 - 21:54)

shareholders duly called for such purposes, or in any written consent in lieu of a meeting thereof; and (ii) not to, directly or indirectly, engage, support, advocate, file or otherwise participate in, any proxy or similar contest involving the Parent not approved by the Board.

(e)The rights and obligations set forth in this Section 4.11 shall terminate upon the earlier of (i) the date upon which Acquired Corporation ceases to hold, whether beneficially or otherwise, at least 50% of the Parent Shares acquired by Acquired Corporation pursuant to this Agreement, (ii) the date upon which Acquired Corporation ceases to hold at least 15% of the Parent’s outstanding shares on a fully diluted basis; or (iii) five (5) years from the Closing Date of the last Closing.

4.12.Non-Assumption of Liabilities.  Upon the sale and purchase of the Assets, neither Acquirer nor Parent shall assume nor agree to pay or discharge when due any debt, obligation, responsibility, claim or liability of Acquired Corporation or Member, whether known or unknown, contingent or absolute, which shall include, but not be limited to: (i) all liabilities, obligations, contracts and commitments arising out of the ownership and operation of the Business; (ii) any obligation or liability related to any present or former officer, director, shareholder, employee or agent of Acquired Corporation or Member or any person or entity controlled or under common control with any such person; (iii) any obligation or liability of any kind arising out of noncompliance with any federal, state or local Laws; (iv) any indebtedness for borrowed money or any guarantee of Acquired Corporation; (v) any amounts due any shareholder of Acquired Corporation or Member or any Affiliate thereof; (vi) any liability relating to pension, profit-sharing, worker’s compensation or other employee benefit plan or policy; (vii) any Taxes; or (viii) any liability resulting from injury to persons or property (collectively, “Excluded Liabilities”).

4.13.Divestiture Agreement. At the Closing, Member shall execute and deliver the Parent’s form of divestiture agreement attached as Exhibit I.

SECTION V.

ACQUIRER’S CONDITIONS TO CLOSING

The obligation of Acquirer to consummate the Closing with regard to any specific Asset or group of Assets is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Acquirer in its sole discretion):

5.1.Representations and Warranties.

(a)Acquired Corporation’s Representations and Warranties will be true and correct on and as of the Closing as though made on and as of the Closing (other than those Representations and Warranties that speak to an earlier date); and

(b)in the case of Acquired Corporation’s Representations and Warranties that speak to an earlier date, such Representations and Warranties will be true and correct as of the earlier date.

COMMON TERMS AND CONDITIONS

10.2	Page 29 of 42 (4.21.21 - 21:54)

5.2.Performance. Acquired Corporation has performed and complied in all material respects with the agreements, covenants, and obligations required by this Agreement to be performed or complied with by Acquired Corporation at or before the Closing.

5.3.Acquired Corporation’s Deliverables. Acquired Corporation has delivered to Acquirer at the Closing Acquired Corporation’s Closing Documents.

5.4.Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Acquirer or Parent or their respective Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the operation of the Business.

5.5.Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

5.6.No Material Adverse Effect. No Material Adverse Effect with respect to Acquired Corporation exists or is likely to exist as determined in the reasonable discretion of Acquirer.

5.7.Final Governmental Approval. Final Governmental Approval shall have occurred regarding the Change of Ownership of the Assets proposed for Closing.

5.8.Acquirer’s Diligence. Acquirer and Parent will have conducted any and all due diligence, including without limitation, an appraisal of the Assets, the results of which will be satisfactory to Acquirer, Parent and their respective financing sources in their sole discretion.

5.9.Employment Agreements. Parent has entered into employment agreements with Trevor Hoffman and Tim Brown substantially in the form attached hereto as Exhibit F.

5.10.Lease. The landlord for the Leased Premises applicable to the Assets proposed for Closing will have agreed in writing to a new lease for such Leased Premises with Acquirer as tenant, in form and substance acceptable to Acquirer in Acquirer’s sole discretion.

5.11.Working Capital.  The Acquired Corporations plus the corporations being acquired by the Acquirer in the Companion Agreement shall have, in the aggregate, Working Capital of not less than One Hundred Thousand Dollars ($100,000.00) as of the Closing Date in an account or accounts as specified by Acquired Corporations.

5.12.The Acquired Corporations and its Member shall have adopted The Plan of Liquidation in the form attached as Exhibit G.

COMMON TERMS AND CONDITIONS

10.2	Page 30 of 42 (4.21.21 - 21:54)

SECTION VI.

ACQUIRED CORPORATION’S CONDITIONS TO CLOSING

The obligation of Acquired Corporation to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Acquired Corporation in its sole discretion):

6.1. Representations and Warranties.

(a)Acquirer’s and Parent’s Representations and Warranties will be true and correct on and as of the Closing as though made on and as of the Closing (other than those Representations and Warranties that speak to an earlier date); and

(b)in the case of those Representations and Warranties that speak as to an earlier date, such Representations and Warranties will be true and correct as of the earlier date.

6.2.Performance. Acquirer and Parent will have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Acquirer and/or Parent at or before the Closing.

6.3.Acquirer’s Deliverables. Acquirer will have delivered to Acquired Corporation the Purchase Price, the Acquirer’s Officer’s Certificate, the Opinion Letter, and resolutions of the Board of Directors of Acquirer authorizing this Agreement and the transactions contemplated hereby.

6.4.No Parent Material Adverse Effect. No Parent Material Adverse Effect exists.

6.5.Orders and Laws. There is no Law or order (except for any such order issued in connection with a Proceeding instituted by Acquired Corporation or its Affiliates) restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

6.6.Consents and Approvals. All terminations or expirations of waiting periods imposed by any Governmental Authority with respect to this Agreement will have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing will not constitute a condition to the Closing hereunder.

6.7.Final Governmental Approval. Final Governmental Approval shall have occurred.

6.8.The Acquired Corporations and its Member shall have adopted The Plan of Liquidation in the form attached as Exhibit G.

SECTION VII.

TERMINATION

COMMON TERMS AND CONDITIONS

10.2	Page 31 of 42 (4.21.21 - 21:54)

7.1.Termination. This Agreement may be terminated in one or more of the following ways:

(a)At any time before the Closing, by Acquired Corporation, on the one hand, or Acquirer and Parent, on the other hand, by written notice to the other, if any Law or final order of a Governmental Authority restrains, enjoins or otherwise prohibits or makes illegal the sale of the Assets pursuant to this Agreement.

(b)At any time before the Closing, by Acquirer and Parent, by written notice to Acquired Corporation, if Acquired Corporation has materially breached Acquired Corporation’s Representations and Warranties or obligations under this Agreement and the breach would or does result in the failure of any condition set forth in SECTION VI.

(c)At any time before the Closing, by Acquired Corporation, by written notice to Acquirer and Parent if Acquirer and/or Parent has materially breached Acquirer’s and Parent’s Representations and Warranties or obligations under this Agreement and the breach would or does result in the failure of any condition set forth in SECTION VI.

(d)At any time before the Closing, by Acquirer and Parent, by written notice to Acquired Corporation, if Acquirer and Parent have discovered any fact, circumstance, or condition which would render any of Acquired Corporation’s Representations and Warranties false, or create a Material Adverse Effect upon any of the Assets, in Acquirer’s and Parent’s reasonable discretion.

(e)At any time before Closing, by Acquired Corporation, by written notice to Acquirer and Parent, if Acquired Corporation has discovered any fact, circumstance, or condition which would render any of Acquirer’s and Parent’s Representations and Warranties false, or create an Acquirer Material Adverse Effect, in Acquired Corporation’s reasonable discretion.

The parties expressly agree and acknowledge that the provisions of this Section 7.1 shall only apply to a particular Closing in respect of specific Assets, in the event of multiple Closings as contemplated pursuant to Exhibit B, for which the specific enumerated sub-paragraphs above are applicable; and shall not apply to the Closing of any other Assets.

7.2.Effect of Valid Termination. If this Agreement is validly terminated pursuant to this Section 7.2, there will be no liability or obligation hereunder on the part of either Party or any of their respective Affiliates, except for

(a)obligations of confidentiality and non-use with respect to the other Party’s confidential information, and

(b)Liabilities relating to any breach by any Party of any representation, warranty, covenant or agreement set forth herein.  Notwithstanding the foregoing, Section I, Section VIII, and Section IX will survive any such termination.

COMMON TERMS AND CONDITIONS

10.2	Page 32 of 42 (4.21.21 - 21:54)

SECTION VIII.

LIMITATIONS ON LIABILITY, THIRD-PARTY CLAIMS, AND ARBITRATION

8.1.Indemnity. From and after the Closing:

(a)Acquired Corporation and Member shall, jointly and severally, indemnify, defend, and hold harmless Acquirer and Parent from and against all Losses incurred or suffered by Acquirer and/or Parent resulting from:

(i)any breach as of the Closing (as though made on and as of the Closing except to the extent a representation or warranty is expressly made as of an earlier date, in which case only as of the earlier date) of Acquired Corporation’s Representations and Warranties; and

(ii)any breach of any covenant or agreement of Acquired Corporation contained in this Agreement.

(iii)any Tax liability whatsoever of Acquired Corporation or any Affiliates.

(iv)any Excluded Liabilities.

(b)Acquirer and Parent shall, jointly and severally, indemnify, defend, and hold Acquired Corporation and Member harmless from and against all Losses incurred or suffered by Acquired Corporation or Member resulting from:

(i)any breach as of the Closing (as though made on and as of the Closing Date except to the extent a representation or warranty is expressly made as of an earlier date, in which case only as of the earlier date) of Acquirer’s and Parent’s Representations and Warranties; and

(ii)any breach of any covenant or agreement of Acquirer and/or Parent contained in this Agreement.

(c)If Acquirer and/or Parent suffers any Loss, for which Acquired Corporation and Member are obligated to indemnify Acquirer and Parent pursuant to Section 8.1(a) above, Acquirer and Parent may, at their sole option, either (i) set-off any and all such Losses against any cash consideration then owed to Acquired Corporation pursuant to Section 1.2(b) of Exhibit B; or (ii) redeem certain Parent Shares from Acquired Corporation or Member, as follows:

(i)Acquirer and Parent will deliver written notice (“Set-Off Notice”) to Acquired Corporation and Member of (a) the nature of; (b) the amount of; (c) the date of the Loss for which Acquirer and Parent are entitled to indemnification, along with the amount to be set off, or alternatively, the number of Parent Shares required to compensate Acquirer and Parent for such Loss, calculated at the average daily price for Parent’s

COMMON TERMS AND CONDITIONS

10.2	Page 33 of 42 (4.21.21 - 21:54)

common stock on the date of the Loss identified in such the Set-Off Notice (the “Redemption Shares”).

(ii)Acquired Corporation and Member shall have a period of fifteen (15) calendar days from the date of the Set-Off Notice to dispute any matter contained in the Set-Off Notice (“Dispute Period”), by delivering written notice to Acquirer and Parent stating the nature of its dispute before the expiration of the Dispute Period (“Dispute Notice”).  In such event, the Parties shall covenant and agree to use their respective commercially reasonable efforts to resolve such dispute as soon as reasonably practicable, but in no event later than 30 days from the date of the Dispute Notice.

(iii)If Acquired Corporation and/or Member does not deliver a Dispute Notice, Acquirer and Parent shall have the right to proceed with the cash set-off or redemption as set forth in subparagraph (iv) below upon the expiration of the Dispute Period; alternatively, in the event Acquired Corporation and/or Member delivers a Dispute Notice and the Parties are unable to agree on a resolution within the aforementioned 30-day period, Acquirer and Parent shall have the right to proceed with the cash set-off or redemption as set forth in subparagraph (iv) below upon the expiration of such 30-day period.

(iv)Subject to subparagraphs (i) – (iii) above, Acquirer and Parent shall be entitled to effectuate the cash set-off or, in the event Parent elects to redeem shares, Parent shall redeem the Redemption Shares, and Acquired Corporation and Member shall allow Parent to redeem such Redemption Shares, for the aggregate price of one dollar.

8.2.Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)Acquired Corporation’s Representations and Warranties and Acquirer’s and Parent’s Representations and Warranties will survive the Closing for so long as the appropriate statute of limitations in respect thereof is applicable.

(b)Acquirer and Parent shall give written notice to Acquired Corporation and Member within a reasonable period of time after becoming aware of any breach by Acquired Corporation of any representation or warranty, covenant, agreement, or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach.

(c)Acquired Corporation shall give written notice to Acquirer and Parent within a reasonable period of time after becoming aware of any breach by Acquirer and/or of any representation or warranty, covenant, agreement or obligation in this Agreement, but in any event no later than 30 days after becoming aware of such breach.

COMMON TERMS AND CONDITIONS

10.2	Page 34 of 42 (4.21.21 - 21:54)

(d)the Parties have a duty to reasonably mitigate any Loss in connection with this Agreement.

(e)Acquired Corporation’s and Member’s liability with respect to Section 8.1 is limited to Losses incurred or suffered by Acquirer and/or Parent in an amount not to exceed the Purchase Price; provided, however, that with respect to breaches by Acquired Corporation of Sections 2.5 (Broker), Section 2.7 (Taxes) or Section 2.11 (Environmental Matters), Acquired Corporation’s liability in respect thereof shall be unlimited.

(f)Acquirer’s and Parent’s aggregate liability with respect to Section 8.1 is limited to Losses incurred or suffered by Acquired Corporation in an amount not exceeding the Purchase Price.

8.3.Procedure with Respect to Third-Party Claims.

(a)If a Party is threatened with or becomes subject to a third party Claim, and such Party (the “Claiming Party”) believes it has a claim entitled to indemnification from the other Party (the “Responding Party”) as provided in Section 8.1 as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for the Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party will not relieve the Responding Party of liability hereunder except to the extent that the defense of the Claim is prejudiced by the failure to give the notice.

(b)If any Proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 8.3(a), the Responding Party may participate in the Proceeding and, to the extent that it wishes, to assume the defense of the Proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake the defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party, and (iii) if the Responding Party is a party to the Proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest. The Claiming Party may, in its sole discretion, employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the Claiming Party shall pay the fees and expenses of its counsel. The Claiming Party shall cooperate with the Responding Party and its counsel in the defense or compromise of the Claim. If the Responding Party assumes the defense of a Proceeding, no compromise or settlement of the Claims may be effected by the Responding Party without the Claiming Party’s consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party, and (y) the sole relief provided is monetary damages that the Responding Party pays in full.

COMMON TERMS AND CONDITIONS

10.2	Page 35 of 42 (4.21.21 - 21:54)

(c)If notice is given to the Responding Party of the commencement of any third-party Proceeding and the Responding Party does not, within 14 days after the Claiming Party’s notice is given pursuant to this Section 8.3(a), give notice to the Claiming Party of its election to assume the defense of the Proceeding, any of the conditions set forth in clauses (i) through (iii) of Section 8.3(b) above become unsatisfied or a Claiming Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party may (upon notice to the Responding Party) undertake the defense, compromise or settlement of the Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the Losses associated with defending against the third-party Claim (including reasonable attorneys’ fees and expenses) and will remain otherwise responsible for any liability with respect to amounts arising from or related to the third-party Claim, in both cases to the extent it is ultimately determined that the Responding Party is liable with respect to the third-party Claim for a breach under this Agreement. The Responding Party may elect to participate in the Proceedings, negotiations or defense at any time at its own expense.

8.4.Mandatory Binding Arbitration.

(a)Except for Claims arising under Section 4.8 or Section 9.11, any dispute, Claim, interpretation, controversy, or issues of public policy arising out of or relating to this Agreement, including the determination of the scope or applicability of this Section 8.4, will be determined exclusively by arbitration held in Denver, Colorado, and will be governed exclusively by the Colorado Revised Arbitration Act, §§ 13-22-201, et seq., C.R.S. (the “CRAA”).

(b)The arbitrator will be selected from the roster of arbitrators at Judicial Arbiter Group, Inc. in Denver, Colorado (“JAG”), unless the Parties agree otherwise. If the Parties do not agree on the selection of a single arbitrator within ten days after a demand for arbitration is made, then the arbitrator will be selected by JAG from among its available professionals. Arbitration of all disputes and the outcome of the arbitration will remain confidential between the Parties except as necessary to obtain a court judgment on the award or other relief or to engage in collection of the judgment.

(c)The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 8.4 to compel arbitration, to confirm an arbitration award or order, or to handle court functions permitted under the CRAA. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding. The Parties may seek recognition and enforcement of any Colorado state court judgment confirming an arbitration award or order in any United States state court or any court outside the United States or its territories having jurisdiction with respect to recognition or enforcement of such judgment.

COMMON TERMS AND CONDITIONS

10.2	Page 36 of 42 (4.21.21 - 21:54)

(d)The Parties waive (i) any right of removal to the United States federal courts and (ii) any right in the United States federal courts to compel arbitration, to confirm any arbitration award or order, or to seek any aid or assistance of any kind.

SECTION IX.

MISCELLANEOUS

9.1.No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

9.2.Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and contains the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof.

9.3.Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving the term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, are cumulative and not alternative.

9.4.Succession and Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their successors and assigns. Acquirer and Parent may assign their rights, interests and obligations hereunder. Acquired Corporation may not assign this Agreement or any of its rights, interests, or obligations hereunder.

9.5.Counterparts; Electronic or Fax Signatures. This Agreement may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all parties have not executed the same counterpart. Signatures that are transmitted electronically or by fax will be effective as originals.

9.6.Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not modify, define, or limit any of its terms or provisions.

9.7.Notices. Any notice, request, demand, Claim, or other communication hereunder will be in writing and will be deemed delivered: (a) three Business Days after it is sent by U.S. mail, certified mail, return receipt requested, postage prepaid; or (b) one Business Day after it is sent via a reputable nationwide overnight courier or sent via email, in each of the foregoing cases to the intended recipient as set forth below:

COMMON TERMS AND CONDITIONS

10.2	Page 37 of 42 (4.21.21 - 21:54)

If to Acquirer or Parent:	Trees Acquisition Corp. General Cannabis Corp. 6565 E. Evans Avenue Denver, CO 80224 Attn: David R. Fishkin dfishkin@generalcann.com

With a copy to:	Hoban Law Group 430 17th Street, Suite 420 Denver, CO 80202 Attn: David Wunderlich davidw@hoban.law

If to Acquired Corporations or Member:	Trevor Hoffman Tim Brown 1901 S Navajo St. Denver, CO 80223 Email: trevor@treesmarijuana.com tim@trees.menu

With a copy to:	Green Light Law Group 4614 S Kelly Avenue, Suite 300 Portland, OR 97239 Attn: Perry N. Salzhauer Email: perry@gl-lg.com

Any Party may give any notice, request, demand, Claim, or other communication hereunder by personal delivery, electronically, or fax, but no such notice, request, demand, Claim, or other communication will be deemed to have been duly given unless and until it is actually received by the Party for whom it is intended. A Party may change the address to which notices, requests, demands, Claims, and other communications hereunder are to be delivered by giving notice to the other Party in the manner herein set forth.

9.8.Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state’s Law. THE PARTIES ACKNOWLEDGE THAT (A) COLORADO HAS PASSED AMENDMENTS TO THE COLORADO CONSTITUTION AND ENACTED CERTAIN LEGISLATION TO GOVERN THE MARIJUANA INDUSTRY AND (B) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF MARIJUANA IS ILLEGAL UNDER FEDERAL LAW. THE PARTIES WAIVE ANY DEFENSES

COMMON TERMS AND CONDITIONS

10.2	Page 38 of 42 (4.21.21 - 21:54)

BASED UPON INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF THE CONTRACT VIOLATING FEDERAL LAW.

9.9.Waiver of Right to Trial by Jury. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BYLAW TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND WITH RESPECT TO ANY COUNTERCLAIM THEREIN.

9.10.Attorneys’ Fees. If either Party brings a Proceeding to enforce the provisions of this Agreement, the substantially prevailing Party will be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the non-prevailing Party as determined by the arbitrator or a court of law.

9.11.Specific Performance. The Parties acknowledge the rights of each Party to consummate the transactions contemplated hereby (including the satisfaction of any condition to the Closing) are special, unique, and of extraordinary character, and if either Party violates or fails or refuses to perform any covenant or agreement made by it herein, the other Party may be without an adequate remedy at law. If either Party violates or fails or refuses to perform any covenant or agreement made by them herein, the other Party may (at any time prior to the earlier of a) valid termination of this Agreement pursuant to Section VII and b) the Closing), subject to the terms hereof, institute and prosecute an action to enforce specific performance of the covenant or agreement. The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in Denver, Colorado, with respect to this Section 9.11. The Parties irrevocably waive defense of an inconvenient forum to the maintenance of any such action or other proceeding with respect to this Section 9.11.

9.12.Invalid Provisions. If a dispute between the Parties arises out of this Agreement or the subject matter of this Agreement, the Parties would want a court or arbitrator to interpret this Agreement as follows:

(a)With respect to any provision held to be unenforceable, by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

(b)if an unenforceable provision is modified or disregarded in accordance with this Section 9.12, by holding the rest of the Agreement will remain in effect as written;

(c)by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

(d)if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable.

COMMON TERMS AND CONDITIONS

10.2	Page 39 of 42 (4.21.21 - 21:54)

Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.13.Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

9.14.Amendments. The Parties may amend any provision of this Agreement only by a written instrument signed by the Parties.

9.15.Confidentiality and Publicity. This Agreement is confidential and will not be disclosed to any third party (other than the Parties’ Affiliates, attorneys, accountants, auditors, or other advisors, or Governmental Authorities) except as required for Tax purposes or as required by Law. A Party receiving a request for this Agreement shall promptly notify the other Party to afford it the opportunity to object or seek a protective order regarding this Agreement or information contained herein. Acquired Corporation may issue a press release or public announcement, and make any required public filings, concerning any of the transactions contemplated by this Agreement.

9.16.Advice of Counsel. Each Party has had the opportunity to seek the advice of independent legal counsel and has read and understood each of the terms and provisions of this Agreement.

9.17.Incorporation of Recitals.  The Recitals to this Agreement are true and accurate and are incorporated into, and shall constitute a part of, this Agreement.

9.18.MED/OLCC Reformation. This Agreement and the transactions contemplated hereby are subject to review by the MED, the OLCC and any Applicable Local Licensing Authority. If the MED, the OLCC or an Applicable Local Licensing Authority determines that this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement according to such Governmental Authority’s requirements while effectuating the original intent of this Agreement as near as possible.

9.18FEDERAL CANNABIS LAWS.  THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF LOCAL OR STATE LAW REGARDING THE REGULATION OR ENFORCEMENT OF STATE-COMPLIANT CANNABIS OPERATIONS (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, AND ANY SUCCESSOR, THE “ACT”) OR THE GUIDANCE OR INSTRUCTION OF ANY APPLICABLE STATE REGULATORY BODY (INCLUDING ANY SUCCESSOR OR REGULATORY BODY WITH OVERLAPPING JURISDICTION, THE “REGULATOR”).

COMMON TERMS AND CONDITIONS

10.2	Page 40 of 42 (4.21.21 - 21:54)

THE PARTIES HERETO AGREE AND ACKNOWLEDGE THAT NO PARTY MAKES, WILL MAKE, OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE COMPLIANCE OF THIS AGREEMENT WITH ANY FEDERAL CANNABIS LAWS.  NO PARTY HERETO SHALL HAVE ANY RIGHT OF RESCISSION OR AMENDMENT ARISING OUT OF OR RELATING TO ANY NON-COMPLIANCE WITH FEDERAL CANNABIS LAWS UNLESS SUCH NON-COMPLIANCE ALSO CONSTITUTES A VIOLATION OF APPLICABLE STATE LAW AS DETERMINED IN ACCORDANCE WITH THE ACT OR BY THE REGULATOR, AND NO PARTY SHALL SEEK TO ENFORCE THE PROVISIONS HEREOF IN FEDERAL COURT UNLESS AND UNTIL THE PARTIES HAVE REASONABLY DETERMINED THAT THE ACT IS FULLY COMPLIANT WITH FEDERAL CANNABIS LAWS.  AS USED HEREIN, “FEDERAL CANNABIS LAWS” MEANS ANY U.S. FEDERAL LAWS, CIVIL, CRIMINAL OR OTHERWISE, AS SUCH RELATE, EITHER DIRECTLY OR INDIRECTLY, TO THE CULTIVATION, HARVESTING, PRODUCTION, DISTRIBUTION, SALE AND POSSESSION OF CANNABIS, MARIJUANA OR RELATED SUBSTANCES OR PRODUCTS CONTAINING OR RELATING TO THE SAME, INCLUDING, WITHOUT LIMITATION, THE PROHIBITION ON DRUG TRAFFICKING UNDER 21 U.S.C. § 841(A), ET SEQ., THE CONSPIRACY STATUTE UNDER 18 U.S.C. § 846, THE BAR AGAINST AIDING AND ABETTING THE CONDUCT OF AN OFFENSE UNDER 18 U.S.C. § 2, THE BAR AGAINST MISPRISION OF A FELONY (CONCEALING ANOTHER’S FELONIOUS CONDUCT) UNDER 18 U.S.C. § 4, THE BAR AGAINST BEING AN ACCESSORY AFTER THE FACT TO CRIMINAL CONDUCT UNDER 18 U.S.C. § 3, AND FEDERAL MONEY LAUNDERING STATUTES UNDER 18 U.S.C. §§ 1956, 1957, AND 1960 AND THE REGULATIONS AND RULES PROMULGATED UNDER ANY OF THE FOREGOING.

THE PARTIES ACKNOWLEDGE AND UNDERSTAND THAT THE ACT AND/OR THE REQUIREMENTS OF THE REGULATOR ARE SUBJECT TO CHANGE AND ARE EVOLVING AS THE MARKETPLACE FOR STATE-COMPLIANT CANNABIS BUSINESSES CONTINUES TO EVOLVE. IF NECESSARY OR DESIRABLE TO COMPLY WITH THE REQUIREMENTS OF THE ACT AND/OR THE REGULATOR, THE PARTIES HEREBY AGREE TO (AND TO CAUSE THEIR RESPECTIVE AFFILIATES AND RELATED PARTIES AND REPRESENTATIVES TO) USE THEIR RESPECTIVE COMMERCIALLY REASONABLE EFFORTS TO TAKE ALL ACTIONS REASONABLY REQUESTED TO ENSURE COMPLIANCE WITH THE ACT AND/OR THE REGULATOR, INCLUDING, WITHOUT LIMITATION, NEGOTIATING IN GOOD FAITH TO AMEND, RESTATE, AMEND AND RESTATE, SUPPLEMENT, OR OTHERWISE MODIFY THIS AGREEMENT TO REFLECT TERMS THAT MOST CLOSELY APPROXIMATE THE PARTIES’ ORIGINAL INTENTIONS BUT ARE RESPONSIVE TO AND COMPLIANT WITH THE REQUIREMENTS OF THE ACT AND/OR THE REGULATOR.  IN FURTHERANCE,

COMMON TERMS AND CONDITIONS

10.2	Page 41 of 42 (4.21.21 - 21:54)

NOT LIMITATION OF THE FOREGOING, THE PARTIES FURTHER AGREE TO COOPERATE WITH THE REGULATOR TO PROMPTLY RESPOND TO ANY INFORMATIONAL REQUESTS, SUPPLEMENTAL DISCLOSURE REQUIREMENTS, OR OTHER CORRESPONDENCE FROM THE REGULATOR AND, TO THE EXTENT PERMITTED BY THE REGULATOR, KEEP ALL OTHER PARTIES HERETO FULLY AND PROMPTLY INFORMED AS TO ANY SUCH REQUESTS, REQUIREMENTS, OR CORRESPONDENCE.

COMMON TERMS AND CONDITIONS

10.2	Page 42 of 42 (4.21.21 - 21:54)

Acquired Corporation Disclosure Schedule 2.15

Absence of Certain Changes

Nothing to Disclose.

COMMON TERMS AND CONDITIONS

10.2	Page 1 of 2 (4.21.21 - 21:54)

Parent Disclosure Schedule 3.7 & 3.14

Legal Proceedings

COMMON TERMS AND CONDITIONS

10.2	Page 2 of 2 (4.21.21 - 21:54)

EXHIBIT B

CLOSING AND CONSIDERATION FOR ALL AFFILIATED TRANSACTIONS

Affiliated Acquisitions.

The transactions contemplated in this Agreement are three (3) of five (5) similar acquisitions by Acquirer. (“Affiliated Transactions”). Closing shall occur as set forth in Article II below.

SECTION I.

Total Consideration.

1.1.Issuance of Parent Shares; Cash Payments, and Adjustments.  The total consideration Purchase Price for the Assets is set forth in this Section 1.2. The total number of shares and amount of cash paid by the Acquirer with respect to the Affiliated Transactions, is set forth in this Exhibit B. The total number of shares and amount of cash to be received by the Acquired Corporations at and after Closing are set forth in the table in Paragraph 1.1(c) below, in the row that bears the name of the Acquired Corporation (“Purchase Price”).

(a)Voting Stock.  Acquirer shall deliver to Acquired Corporations the number of shares of voting common stock of Parent (the “Parent Shares”) in accordance with the following:

(i)In the event that the Signing Stock Price is $0.60 per share or lower, that number of Parent Shares equal to 49.50% of the Parent Outstanding Shares as of the Signing Date;

(ii)In the event that the Signing Stock Price is greater than $0.60 per share, that number of Parent Shares equal to

(A)	(Product Sales, Net multiplied by 2.20) minus $5,000,000.

Divided by

(B)	The Signing Stock Price;

provided, that in no event shall the number of Parent Shares be less than 33.0% of the Parent Outstanding Shares as of the Signing Date.

CLOSING AND CONSIDERATION FOR ALL AFFILIATED TRANSACTIONS

10.2	Page 1 of 4 (4.21.21 - 21:54)

(b)Cash Consideration

(i)Acquirer shall Deliver the sum of $2,000,000 with respect to the Affiliated Transactions to the Acquired Corporations at the Closing;

(ii)Acquirer shall Deliver with respect to the Affiliated Transactions to the Acquired Corporations an amount equal to $125,000 per month for each of the twenty-four (24) months commencing on the first full calendar month following the initial Closing (“Pay Out Period”), for a total of $3,000,000; and

(iii)  In the event that at any time after the first Closing and prior to the expiration of the Pay Out Period, Parent or Acquirer consummates equity or debt financing in the aggregate amount of not less than $5 million (“Minimum Capital Raise”), the monthly pay outs set forth in (b)(ii) above shall be increased to $200,000 and the total Pay Out Period shall be reduced from 24 months to 15 months.  Further, in any such event, Parent or Acquirer shall pay to the Acquired Corporations a one-time ‘catch up’ payment equal to $75,000 x # of months elapsed between the initial Closing and the month in which the Minimum Capital Raise is completed, such that the total payments to Acquired Corporations under (b)(ii) remain equal to $3,000,000.

(c)The Purchase Price will be allocated among the Acquired Corporations as follows:

CLOSING AND CONSIDERATION FOR ALL AFFILIATED TRANSACTIONS

10.2	Page 2 of 4 (4.21.21 - 21:54)

				TOTAL CONSIDERATION
	ALLOCATION			CASH		NUMBER OF
				CLOSING	INSTALLMENT	SHARES
				$2,000,000.00	$3,000,000.00	38,745,193.00

		ANNUAL		CASH		NUMBER OF
	COMPANY	REVENUE	%	CLOSING	INSTALLMENT	SHARES

TB	TDM	$13,507,464.28	57.8%	$1,155,256.09	$1,732,884.14	22,380,310.12
TB	Station 2	$3,000,000.00	12.8%	$256,581.71	$384,872.56	4,970,653.93
TH	Trees Portland	$2,869,263.38	12.3%	$245,400.17	$368,100.25	4,754,038.43
TH	Trees Waterfront	$1,007,635.99	4.3%	$86,180.32	$129,270.48	1,669,536.60
TH	Trees MLK	$3,000,000.00	12.8%	$256,581.71	$384,872.56	4,970,653.93

	TOTALS	$23,384,363.65	100.0%	$2,000,000.00	$3,000,000.00	38,745,193.00

CLOSING AND CONSIDERATION FOR ALL AFFILIATED TRANSACTIONS

10.2	Page 3 of 4 (4.21.21 - 21:54)

1.2.For Tax purposes, the basis of each of the Assets in the hands of the Acquirer shall be the same as the basis of that asset for Tax purposes, in accordance Subchapter C (§§301-386) of the Code.

1.3.The Parties shall be bound by and act in accordance with the stated basis of each Asset as set forth in Exhibit C for all tax purposes.

1.4.At the Closing, Acquired Corporation will retain any uncollected accounts receivable and all cash and funds in depository accounts, except the Working Capital. Acquired Corporation will be responsible for satisfying all accounts payable after the Closing Date.  Acquired Corporation shall take any and all actions necessary or appropriate to transfer to, and vest control in all such accounts with, Acquirer.

SECTION II.

Closing

2.1

The closing for the purchase and sale of the Assets (the “Closing”) will be held within five Business Days of Final Governmental Approval of all Changes of Ownership contemplated under this Agreement, except as provided in Section 2.2 (the “Closing Date”). The Closing will be at a time and place agreed to by the Parties unless the Parties agree that the Closing need not occur at a specific location.

2.2

If Final Governmental Approval is granted by MED or OLCC as to any particular Asset before Final Governmental Approval is granted as to the remaining Assets, the Parties may effectuate multiple Closings, each of which shall transfer only those Assets for which Final Governmental Approval has been so granted, and upon each such Closing, Purchase Price shall be paid by Acquirer only in respect of such Assets (in accordance with the allocation schedule set forth above) for which Final Governmental Approval has been granted. The Parties may, by mutual agreement, schedule or postpone the Closing Date or any particular Closing in order to effect all the Closings simultaneously, to the extent permissible by the Marijuana Code.

CLOSING AND CONSIDERATION FOR ALL AFFILIATED TRANSACTIONS

10.2	Page 4 of 4 (4.21.21 - 21:54)

EXHIBIT C

THE ASSETS

AS OF APRIL 16, 2021

TO BE UPDATED AS OF CLOSING DATE

(See Attached)

THE ASSETS

10.2	Page 1 of 1 (4.21.21 - 21:54)

ASSETS

THE ASSETS

10.2	Page 1 of 1 (4.21.21 - 21:54)

EXHIBIT D

ACQUIRED CORPORATION’S OFFICER’S CERTIFICATE

(See Attached)

ACQUIRED CORPORATION’S OFFICER’S CERTIFICATE

10.2	Page 1 of 1 (4.21.21 - 21:54)

ACQUIRED CORPORATION’S OFFICER’S CERTIFICATE

This Acquired Corporation’s Officer’s Certificate is delivered with respect to SECTION V of Exhibit A to that certain Agreement And Plan Of Reorganization And Liquidation dated April 18, 2021(the “Plan”) by and among Trees Waterfront, LLC, a limited liability company organized under the laws of Oregon, that has elected to be treated as an S Corp for Tax purposes, Trees MLK Inc., a corporation organized under the laws of Oregon, that has elected to be treated as an S Corp for Tax purposes, Trees Portland, LLC, a limited liability company organized under the laws of Oregon that has elected to be treated as an S Corp for Tax purposes (each S Corp referred to herein as a “Corporation” or “Corporations”),  and Trevor Hoffman, an individual residing in Oregon (collectively together with their respective subsidiaries, affiliates and assigns, “Acquired Corporation” or “Acquired Corporations”), and General Cannabis Corp., a corporation organized under the laws of Colorado, (“Parent”), Trees Acquisition Corp., a corporation organized under the laws of Colorado and wholly-owned subsidiary of Parent (“Acquirer”), or the assigns of Parent and Acquirer.  Capitalized terms used in this certificate that are defined in the Plan have the respective meanings ascribed to them in the Plan.

I, Trevor Hoffman, the duly appointed and qualified Managing Member of Acquired Corporation, on behalf of Acquired Corporation, hereby certify as follows:

1.	Acquired Corporations’ Statements of Fact are true and correct on and as of the Closing as though made on and as of the Closing.
2.

Each Acquired Corporation has performed and complied in all material respects with the agreements, covenants, and obligations required by the Plan to be performed or complied with by Acquired Corporation at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of Acquired Corporation as of the date first written above.

Dated: _____________________

TREES WATERFRONT, LLC		TREES MLK INC.

By:		By:
Name:	Trevor Hoffman	Name:	Trevor Hoffman
Title:	Managing Member	Title:	Managing Member

TREES PORTLAND, LLC		TREVOR HOFFMAN

By:
Name:	Trevor Hoffman
Title:	Managing Member

BILL OF SALE FOR THE ASSETS

10.2	Page 1 of 1 (4.21.21 - 21:54)

EXHIBIT E

BILL OF SALE FOR THE ASSETS

(See Attached)

BILL OF SALE FOR THE ASSETS

10.2	Page 1 of 1 (4.21.21 - 21:54)

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is entered into on __________, 2021, by and among Trees Waterfront, LLC, a limited liability company organized under the laws of Oregon, that has elected to be treated as an S Corp for Tax purposes, Trees MLK Inc., a corporation organized under the laws of Oregon, that has elected to be treated as an S Corp for Tax purposes, Trees Portland, LLC, a limited liability company organized under the laws of Oregon that has elected to be treated as an S Corp for Tax purposes(each S Corp referred to herein as a “Corporation” or “Corporations”), and Trevor Hoffman, an individual residing in Oregon.

Recitals

A.

Acquired Corporation and Acquirer entered into that certain Agreement and Plan of Reorganization and Liquidation dated April 18, 2021 (the “Plan”) whereby Acquirer agreed to purchase the Assets from Acquired Corporation; and

B.	Capitalized terms not defined herein have the respective meanings ascribed to them in the Plan.

NOW THEREFORE, Acquired Corporation certifies as follows:

Terms

1.

Sale of Assets. In accordance with the terms and conditions of the Plan, Acquired Corporation hereby sells, transfers, conveys, assigns and delivers unto Acquirer all of the Assets subject to the Plan, free and clear of all Liens.

2.	Title. Acquired Corporation has good and marketable title to the Assets, free and clear of all Liens, and Acquirer hereby receives such good and marketable title thereto.
3.

Warranty. Acquired Corporation shall warrant and defend the sale, transfer, conveyance, assignment and conveyance of the Assets hereunder against each and every person or persons claiming against any or all of the same.

4.

Further Assurances. Acquired Corporation shall take all steps necessary to put Acquirer in actual possession and operating control of the Assets, to carry out the intent of the Plan and this Bill of Sale, and to more effectively sell, transfer, convey, assign and reduce to possession and record to title any of the Assets, including by executing and delivering, or causing to be executed and delivered, such further instruments or documents of transfer, assignment and conveyance, or by taking such other actions as may be requested by Acquirer.

5.

Independent Covenants. This Bill of Sale is subject in all respects to the terms and conditions of the Plan. Nothing contained in this Bill of Sale will be deemed to diminish any of the obligations, agreements, covenants, or statements of fact of Acquired Corporation set forth in the Plan.

BILL OF SALE FOR THE ASSETS

10.2	Page 1 of 2 (4.21.21 - 21:54)

6.	Dispute Resolution. If a dispute arises under this Bill of Sale, such dispute will be settled by in accordance with the provisions set forth in the Plan.
7.	Electronic or Fax Signatures. This Bill of Sale may be executed electronically or by fax which will each be effective as original signature.

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by the duly authorized representative of Acquired Corporation as of the date first above written.

Dated:

TREES WATERFRONT, LLC		TREES MLK INC.

By:		By:
Name:	Trevor Hoffman	Name:	Trevor Hoffman
Title:	Managing Member	Title:	Managing Member

TREES PORTLAND, LLC		TREVOR HOFFMAN

By:
Name:	Trevor Hoffman
Title:	Managing Member

BILL OF SALE FOR THE ASSETS

10.2	Page 2 of 2 (4.21.21 - 21:54)

EXHIBIT F

EMPLOYMENT AGREEMENT

(See Attached)

BILL OF SALE FOR THE ASSETS

10.2	Page 1 of 1 (4.21.21 - 21:54)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of ______, 2021 (“Effective Date”), is entered into by and between General Cannabis Corp., a Colorado corporation (the “Company”), and Trevor Hoffman, an individual (“Employee”).

WHEREAS, the Company wishes to employ Employee and Employee wishes to be employed by the Company in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Employment.
(a)	Effective as of the Effective Date, Employee is hereby employed with the Company as the Head of Retail and President of Trees. Employee shall report to the Chief Executive Officer of the Company.
(b)

The term of this Agreement (“Term”) shall be a period of two (2) years from the Effective Date, and shall automatically renew for successive one-year periods thereafter unless either party delivers written notice of non-renewal to the other party not less than 90 days prior to the expiration of the Term then in effect.

2.	Position and Duties.
(a)

During Employee’s employment with the Company, Employee shall serve as Head of Retail and President of Trees and shall have such duties and authority commensurate with such position and as shall be assigned to him from time to time by the Chief Executive Officer.  Without limiting the generality of the foregoing, Employee shall be responsible for, among other matters, any and all retail operations as may be assigned to Employee as well as development of a vertically integrated growth strategy and shall oversee and be accountable for the Trees profit and loss statement.

(b)

Employee shall devote his best efforts, business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries (as defined below). Employee shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ general employment policies and practices, as they may be amended from time to time; provided, that when the terms of this Agreement conflict with such general employment policies or practices, this Agreement shall control. So long as Employee is employed by

10.2	Page 1 of 14 (4.21.21 - 21:54)

the Company, Employee shall not, without the prior written consent of the Board of Directors of the Company (the “Board”), accept other employment or perform other services for compensation that materially interfere with Employee’s employment or with his performance hereunder.

(c)

For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are then, owned by the Company, directly or through one or more subsidiaries.

3.	Compensation.
(a)

Base Salary. Employee’s base salary shall be $160,000 per annum and shall be subject to increase from time to time in the Board’s sole discretion (the “Base Salary”), which salary shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).

(b)

Annual Bonus. During Employee’s employment with the Company, Employee shall be eligible to receive an annual discretionary incentive payment based upon the attainment of one or more performance goals and/or such other criteria as may be established by the Board in its sole discretion (“Bonus”).  The Bonus in any year of the Term may be up to 50% of Base Salary, subject to performance or other metrics and/or as determined in the discretion of the Board.  Bonus shall be payable one-half in cash and the remaining half in a grant of common stock of the Company valued at the time of grant.

(c)

Severance.  In the event of (i) a termination of Employee’s employment hereunder by the Company without Cause (as hereinafter defined), or (ii) resignation by Employee for Good Reason (as hereinafter defined), Employee shall be entitled to receive severance equal to Base Salary for a period of six (6) months paid over time in accordance with the Company’s normal payroll practices, it being expressly understood and agreed that in the event Employee voluntarily leaves the employ of the Company without Good Reason or is terminated for Cause, Employee shall not receive any such severance.

4.	Employee Benefits.
(a)

Insurance and Employee Programs. During Employee’s employment with the Company, Employee shall be eligible for all employee benefit programs (including any retirement plan, life insurance, group medical and dental, and short-term disability policies, plan and programs) established and maintained for the benefit of the Company’s employees of comparable rank and status as Employee, subject to the provisions of such plans and programs.

10.2	Page 2 of 14 (4.21.21 - 21:54)

(b)

Expense Reimbursement. During Employee’s employment with the Company, the Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, cell phone and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(c)

Paid Time Off. During Employee’s employment with the Company, Employee shall be entitled to paid vacation and holidays in accordance with the Company’s policy. Employee shall also be entitled to such periods of sick leave as is customarily provided by the Company to its employees of comparable rank and status of Employee.

(d)	Withholding. All amounts payable to Employee as compensation hereunder shall be subject to all required and customary employment and income withholding obligations by the Company.
5.	Termination of Employment.
(a)

Accrued Obligations. If Employee’s employment with the Company is terminated, in addition to any severance to which Employee is entitled in accordance with Section 3(c), Employee shall be entitled to (A) any accrued but unpaid Base Salary through the date of termination, (B) Bonus proportional to the amount of time remaining in the current year of the Term as determined by the Board in its reasonable discretion, and (C) unreimbursed business expenses that are reimbursable in accordance with Section 4(b).

(b)

Termination of Employee Benefits. Except as otherwise expressly provided herein, Employee shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination of Employee’s employment with the Company and all of Employee’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of Employee’s employment with the Company (other than vested retirement or other benefits accrued on or prior to the termination of Employee’s employment with the Company, including, without limitation, any vested rights under any equity plan of the Company or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). All such salary, bonuses, employee benefits or compensation shall be deemed unearned and all conditions for any right to receive such payments shall be deemed unsatisfied.

(c)	Certain Definitions. For purposes of this Agreement:
(i)	“Cause” shall be determined by the Board and shall mean with respect to

10.2	Page 3 of 14 (4.21.21 - 21:54)

Employee one or more of the following: (A) Employee’s breach of his covenants contained in this Agreement, in any material respect, or any breach of fiduciary duty owed to the Company; (B) Employee’s willful failure or refusal to perform the duties and responsibilities lawfully required to be performed by Employee under the terms of this Agreement or otherwise reasonably requested by the Company; (C) Employee’s failure to follow the directives of the Board in any material respect, which breach remains substantially uncured for fifteen (15) or more days after Employee’s receipt of written notice from the Company of such breach; (D) Employee’s gross negligence or willful misconduct in the performance of his duties on behalf of the Company or any of its Subsidiaries; (E) Employee’s willful commission of an act of dishonesty adversely affecting the Company or any of its Subsidiaries, or the commission of an act constituting common law fraud or a felony or the commission of any other act or omission involving misappropriation, embezzlement, dishonesty, or theft with respect to the Company or any of its Subsidiaries; or (F) any willful or intentional act or omission materially aiding or abetting a competitor or supplier of the Company or any of its Subsidiaries to the disadvantage or detriment of the Company and its Subsidiaries.

(ii)

“Good Reason” shall mean (A) the failure of the Company to pay any Base Salary, bonus payments, or additional compensation or benefits hereunder in accordance with this Agreement; (B) the assignment to Employee without Employee’s prior written consent of duties substantially inconsistent with Employee’s title; (C) any material adverse change in Employee’s duties, responsibilities, or title without Employee’s prior written consent; or (D) the relocation of Employee’s principal place of performance hereunder to a location more than 25 miles from its location immediately before the Effective Date.

6.	Confidential Information.
(a)

Employee acknowledges that the continued success of the Company and its Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential, proprietary, and/or trade secret information. All such confidential, proprietary and trade secret information now existing or developed during the term of Employee’s employment hereunder will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted broadly to include all information of any sort (whether embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ business and (ii) not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Employee during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or affiliates’ business or industry of which Employee becomes aware

10.2	Page 4 of 14 (4.21.21 - 21:54)

during Employee’s employment with the Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Employee’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, confidential employee lists and contact information, compensation and incentive structures and strategies, confidential information concerning sales, including volumes, pricing, and margins, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Employee agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Employee’s improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Employee agrees that he shall not disclose any Confidential Information after his employment ends. If requested by the Company in writing, Employee agrees to deliver to the Company at the end of Employee’s employment with the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof and all electronic data residing on any electronic device) relating to the business of the Company or its Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control, provided that Employee may retain copies of Employee’s personnel information, such as performance evaluations, payroll information and the like.

(b)

During Employee’s employment with the Company, Employee shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Employee has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or person. Employee shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Employee’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Employee has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with the Company or any Subsidiary of the Company, Employee believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Employee may have to former employers or other persons, Employee shall promptly advise the Board so that Employee’s duties can be modified

10.2	Page 5 of 14 (4.21.21 - 21:54)

appropriately.

(c)

Employee shall promptly notify the Company of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Employee or any other person or entity of which Employee becomes aware. Employee shall cooperate fully with the Company in the procurement of any protection of the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)

Employee understands that the Company and its Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Employee’s employment with the Company and thereafter, and without in any way limiting the provisions of Section 6(a) above, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and affiliates) or use, except in connection with his work for the Company or its Subsidiaries and affiliates, such Third Party Information unless expressly authorized by the Board’s written consent.

7.

Employee Proprietary Information Agreement. Upon reasonable request by Company, Employee shall execute a separate agreement between the parties hereto made a part hereof covering, among other things, non-disclosure and assignment of inventions.

8.	Non-Compete; Non-Solicitation.
(a)

In recognition of the importance to the Company of the preservation and protection of its intellectual property, name and goodwill and in consideration for employment and/or continued employment, access to or continued access to Confidential Information, training, compensation and benefits, as well as other good and valuable consideration provided by the Company to Employee, the receipt and sufficiency of which are hereby acknowledged by Employee, the parties agree that during Employee’s employment with the Company and for a period of two (2) years following the termination of Employee’s employment with the Company for Cause or without Good Reason (the “Non-Compete”) Employee shall not, directly or indirectly, as a partner, joint venturer, member, lender, employer, employee, advisor, contractor, consultant, shareholder, principal or agent, engage in, control, advise with respect to, manage or furnish consulting or other services to, nor have any interest in, any business relating to the regulated cannabis industry within the states of Colorado and Oregon, including businesses involved in the cultivation, production and retail sides of the cannabis business, and security, marketing, operational consulting and products, real estate and financing for the industry. The Non-Compete shall not prohibit Employee from owning less than 5% of the outstanding stock of any publicly-traded corporation.

10.2	Page 6 of 14 (4.21.21 - 21:54)

(b)

Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the geographic scope of Company’s business operations and the nature of Employee’s position with the Company. Employee also acknowledges that while employed by the Company, Employee will have access to information that would be valuable or useful to Company’s competitors, and therefore acknowledges that the foregoing restrictions on Employee’s future employment and business activities are fair and reasonable. Employee acknowledges and is prepared for the possibility that Employee’s standard of living may be reduced during the noncompetition period, and assumes and accepts any risk associated with that possibility.

(c)	Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(iii)	Any contract for the purchase and sale of a business or the assets of a business;
(iv)	Any contract for the protection of trade secrets;
(v)	Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two (2) years; and
(vi)	Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.
(d)

Employee acknowledges that this Agreement is a contract for the protection of trade secrets under Colo. Rev. Stat. § 8-2-113(2)(b), and is intended to protect the Confidential Information identified above; and that Employee is an executive and management employee or professional staff to executive or management personnel, within the meaning of Colo. Rev. Stat. § 8-2-113(2)(d).

(e)

Employee agrees that during Employee’s employment with the Company and for two (2) years after the termination of Employee’s employment with the Company for any reason, Employee shall not, without the Company’s written permission, directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the six (6) months preceding such hiring, or (iii) induce or attempt to induce

10.2	Page 7 of 14 (4.21.21 - 21:54)

any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries (including, without limitation, making any negative or disparaging statements or communications about the Company or its Subsidiaries or affiliates), (iv) directly or indirectly acquire or attempt to acquire any business which the Company or its Subsidiaries identified as a potential acquisition target during or prior to Employee’s employment with the Company (an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person or entity other than the Company or its Subsidiaries. For purposes of this Section 8(e), the term “employee” shall include consultants and independent contractors of the Company and its Subsidiaries.

(f)

Employee agrees that the covenants made in this Section 8 shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

9.	Trade Secrets; Remedies; Restrictions.
(a)

Employee further acknowledges and agrees with the Company that Employee’s service to the Company requires the use of information, including programs, methods, techniques, and processes, that the Company and its Subsidiaries have made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other person who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”). Employee acknowledges and agrees that the Company would be irreparably damaged if Employee were to use or disclose such Trade Secrets to third parties, including any person or entity competing with the Company and its Subsidiaries or engaged in a material line of business similar to that engaged in by the Company or its Subsidiaries. Employee accordingly covenants and agrees with the Company that during the period commencing on the date of this Agreement, throughout Employee’s employment, and after such employment terminates, Employee shall not, directly or indirectly, either for himself or for any other person participate in any business, other than for the Company and its Subsidiaries, in which Employee would be required to employ, reveal or otherwise utilize or disclose Company Trade Secrets. Employee further acknowledges and agrees that during the period commencing on the date of this Agreement, throughout Employee’s employment, and after such employment terminates for a period of six (6) months, Employee shall keep the Company’s Trade Secrets strictly confidential and not disclose them to any third parties.

(b)	In the event of the breach or a threatened breach by Employee of any of the provisions of Sections 6, 7, 8, or 9, the Company would suffer irreparable harm,

10.2	Page 8 of 14 (4.21.21 - 21:54)

and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event a court of competent jurisdiction determines that Employee breached or violated Sections 6, 7, 8, or 9, the periods of such restrictive covenants will be tolled until such breach or violation has been duly cured.

(c)

If, at the time of enforcement of Sections 6, 7, 8, or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing the parties hereto agree that the maximum period, scope or geographic area held reasonable by the court shall be substituted for the stated period, scope or area. Employee acknowledges that the restrictions contained in Sections 6, 7, 8, or 9 are reasonable in all respects and necessary to protect the goodwill of the businesses of the Company and its Subsidiaries and that, without such protection, the Company’s and its Subsidiaries’ customer, distributor and supplier relations and competitive advantage would be adversely affected.

10.

Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any other employment agreement, noncompete agreement or, except in the ordinary course of business, confidentiality agreement with any other person or entity except as disclosed in writing to the Company prior to the date hereof, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11.

Survival. To the extent contemplated by this Agreement, the respective rights and obligations of the parties hereto shall survive and continue in full force in accordance with their terms notwithstanding the termination of Employee’s employment with the Company.

12.

Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, mailed by first class mail, return receipt requested, or by facsimile transmission or electronic mail in .pdf format, to the recipient at the address below indicated:

Notices to Employee:

Trevor Hoffman

1901 S Navajo St Denver, CO 80223

10.2	Page 9 of 14 (4.21.21 - 21:54)

Email:trevor@treesmarijuana.com

Notices to Company:

General Cannabis Corp.

6565 East Evans Avenue

Denver, CO 80224

Attention: Chief Executive Officer

Email: sgutterman@generalcann.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notices required or permitted hereunder shall be deemed given upon personal delivery to the appropriate address, or three (3) days after the date of mailing if sent by certified or registered mail, or one (1) day after the date of mailing if sent by overnight delivery service, or the day of transmission of such notice by facsimile or email if sent during normal business hours of the recipient, and if sent after normal business hours of the recipient then on the next business day. Each party may change its address, facsimile number or email address for receipt of notice by giving notice of the change to the other party.

13.

Modification; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the provision shall be modified to the minimum extent necessary to be valid, legal and enforceable. If it cannot be so modified, the provision shall be severed, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The invalidity, illegality or unenforceability of any provision shall not affect any other provision of this Agreement or any action in any other jurisdiction.

14.

Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.

No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.

Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic mail in .pdf format), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.	Successors and Assigns. This Agreement will be binding upon and inure to the benefit

10.2	Page 10 of 14 (4.21.21 - 21:54)

of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Employee. Except as expressly provided in the immediately preceding sentence, Employee shall not, without the prior written consent of the Company, assign, transfer or delegate this Agreement or any of Employee’s rights or obligations hereunder.

18.	Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, notwithstanding any state’s choice-of-law rules to the contrary.
19.

Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Denver, Colorado before three (3) arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, in which case each party consents to the jurisdiction and venue of the state and federal courts located in Denver, Colorado. The reasonable attorney’s fees and costs of the party ultimately prevailing in such dispute shall be borne by the other party.

20.

Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of both the Company (as approved by the Board) and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

21.

Deductions/Withholdings on Behalf of Employee. The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Employee’s compensation or other payments from the Company or any of its Subsidiaries or Employee’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

22.	Corporate Opportunity. During Employee’s employment with the Company, Employee shall submit to the Board all business, commercial and investment opportunities or

10.2	Page 11 of 14 (4.21.21 - 21:54)

offers presented to Employee or of which Employee becomes aware which relate to the business of the Company Business at any time during Employee’s employment with the Company (“Corporate Opportunities”). If the Company elects not to pursue a submitted Corporate Opportunity, Employee shall have the right to accept or pursue such Corporate Opportunity.

23.

Employee’s Cooperation. During Employee’s employment with the Company, Employee shall, subject to the Company reimbursing Employee for out-of-pocket expenses, cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with Employee’s other permitted activities and commitments).

24.

Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything herein to the contrary, a termination of employment shall be deemed to have occurred at the time such termination constitutes a “separation from service” within the meaning of Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits in connection with a termination of employment and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.” Further, if, on the date of a “separation from service” (as defined in Code Section 409A), Employee is a “specified employee” (as defined in Code Section 409A), no amounts that would constitute deferred compensation payable hereunder that are subject to Code Section 409A shall be made until the earliest date on which payment is permissible under 409A(a)(2)(B)(i) (the six (6)-month delay rule for specified employees). To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year in which such expenses were incurred by Employee, (B) any right to such reimbursement or in-kind benefits shall not be subject

10.2	Page 12 of 14 (4.21.21 - 21:54)

to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

*****

[Signature page follows immediately]

10.2	Page 13 of 14 (4.21.21 - 21:54)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL CANNABIS CORP.

By:
Name:
Title:

Trevor Hoffman

10.2	Page 14 of 14 (4.21.21 - 21:54)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of ______, 2021 (“Effective Date”), is entered into by and between General Cannabis Corp., a Colorado corporation (the “Company”), and Timothy Brown, an individual (“Employee”).

WHEREAS, the Company wishes to employ Employee and Employee wishes to be employed by the Company in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree as follows:

1.	Employment.
(a)	Effective as of the Effective Date, Employee is hereby employed with the Company as the Chief Visionary Officer. Employee shall report to the Board of Directors of the Company (the “Board”).
(b)

The term of this Agreement (“Term”) shall commence as of the Effective Date and shall terminate upon the earlier of (i) two (2) years from the Effective Date or (ii) the date on which Employee and Mr. Trevor Hoffman cumulatively sell an aggregate of $3 million of Common Stock of the Company (“Employee Stock”), the determination of which shall be made by the Company in its reasonable discretion.

2.	Position and Duties.
(a)

During Employee’s employment with the Company, Employee shall serve as Chief Visionary Officer of the Company and shall have such duties and authority commensurate with such position and as shall be assigned to him from time to time by the Board.  Without limiting the generality of the foregoing, Employee shall be responsible for, among other matters: identifying new corporate opportunities for the Company and its business lines; developing a retail strategy or strategies; identifying potential acquisition targets; and identifying regulatory challenges and opportunities.

(b)

Employee shall devote his best efforts, business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries (as defined below). Employee shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder in good faith and to the best of his

10.2	Page 1 of 15 (4.21.21 - 21:54)

abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ general employment policies and practices, as they may be amended from time to time; provided, that when the terms of this Agreement conflict with such general employment policies or practices, this Agreement shall control. So long as Employee is employed by the Company, Employee shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation that materially interfere with Employee’s employment or with his performance hereunder.

(c)

For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are then, owned by the Company, directly or through one or more subsidiaries.

3.	Compensation.
(d)

Base Salary. Employee’s base salary shall be $400,000 per annum, as adjusted below (the “Base Salary”), which salary shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).  Base Salary shall be subject, at any time or from time to time, to downward adjustment such that for each dollar of sale proceeds received by Employee (or on behalf of Employee) pursuant to sales or transfers of Employee Stock, Base Salary shall be reduced as follows:

Downward adjustment = (Cumulative Proceeds from Sales of Employee Stock / $3,000,000) multiplied by Base Salary then in effect.

Employee shall notify the Company in writing upon any such sale or transfer of Employee Stock within three (3) business days of the sale thereof.

(e)

Severance.  In the event of (i) a termination of Employee’s employment hereunder by the Company without Cause (as hereinafter defined), or (ii) resignation by Employee for Good Reason (as hereinafter defined), Employee shall be entitled to receive severance equal to Base Salary for the remainder of the Term, it being expressly understood and agreed that in the event Employee voluntarily leaves the employ of the Company without Good Reason or is terminated for Cause, Employee shall not receive any such severance.

4.	Employee Benefits.
(e)	Insurance and Employee Programs. During Employee’s employment with the

10.2	Page 2 of 15 (4.21.21 - 21:54)

Company, Employee shall be eligible for all employee benefit programs (including any retirement plan, life insurance, group medical and dental, and short-term disability policies, plans and programs) established and maintained for the benefit of the Company’s employees of comparable rank and status as Employee, subject to the provisions of such plans and programs.

(f)

Expense Reimbursement. During Employee’s employment with the Company, the Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, cell phone and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(g)

Paid Time Off. During Employee’s employment with the Company, Employee shall be entitled to paid vacation and holidays in accordance with the Company’s policy. Employee shall also be entitled to such periods of sick leave as is customarily provided by the Company to its employees of comparable rank and status of Employee.

(h)	Withholding. All amounts payable to Employee as compensation hereunder shall be subject to all required and customary employment and income withholding obligations by the Company.
5.	Termination of Employment.
(d)

Accrued Obligations. If Employee’s employment with the Company is terminated, in addition to any severance to which Employee is entitled in accordance with Section 3(b), Employee shall be entitled to (A) any accrued but unpaid Base Salary through the date of termination, and (B) unreimbursed business expenses that are reimbursable in accordance with Section 4(b).

(e)

Termination of Employee Benefits. Except as otherwise expressly provided herein, Employee shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination of Employee’s employment with the Company and all of Employee’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of Employee’s employment with the Company (other than vested retirement or other benefits accrued on or prior to the termination of Employee’s employment with the Company, including, without limitation, any vested rights under any equity plan of the Company or other amounts owing hereunder as of the date of such termination or expiration that have not yet been paid) shall cease upon such termination or expiration, other than those

10.2	Page 3 of 15 (4.21.21 - 21:54)

expressly required under applicable law (such as COBRA). All such salary, bonuses, employee benefits or compensation shall be deemed unearned and all conditions for any right to receive such payments shall be deemed unsatisfied.

(f)	Certain Definitions. For purposes of this Agreement:
(vii)

“Cause” shall be determined by the Board and shall mean with respect to Employee one or more of the following: (A) Employee’s breach of his covenants contained in this Agreement, in any material respect, or any breach of fiduciary duty owed to the Company; (B) Employee’s willful failure or refusal to perform the duties and responsibilities lawfully required to be performed by Employee under the terms of this Agreement or otherwise reasonably requested by the Company; (C) Employee’s failure to follow the directives of the Board in any material respect, which breach remains substantially uncured for fifteen (15) or more days after Employee’s receipt of written notice from the Company of such breach; (D) Employee’s gross negligence or willful misconduct in the performance of his duties on behalf of the Company or any of its Subsidiaries; (E) Employee’s willful commission of an act of dishonesty adversely affecting the Company or any of its Subsidiaries, or the commission of an act constituting common law fraud or a felony or the commission of any other act or omission involving misappropriation, embezzlement, dishonesty, or theft with respect to the Company or any of its Subsidiaries; or (F) any willful or intentional act or omission materially aiding or abetting a competitor or supplier of the Company or any of its Subsidiaries to the disadvantage or detriment of the Company and its Subsidiaries.

(viii)

“Good Reason” shall mean (A) the failure of the Company to pay any Base Salary, bonus payments, or additional compensation or benefits hereunder in accordance with this Agreement; (B) the assignment to Employee without Employee’s prior written consent of duties substantially inconsistent with Employee’s title; (C) any material adverse change in Employee’s duties, responsibilities, or title without Employee’s prior written consent; or (D) the relocation of Employee’s principal place of performance hereunder to a location more than 25 miles from its location immediately before the Effective Date.

6.	Confidential Information.
(e)

Employee acknowledges that the continued success of the Company and its Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential, proprietary, and/or trade secret information. All such confidential, proprietary and trade secret information now existing or developed during the term of Employee’s employment hereunder will be referred to in this Agreement as

10.2	Page 4 of 15 (4.21.21 - 21:54)

“Confidential Information.” Confidential Information will be interpreted broadly to include all information of any sort (whether embodied in a tangible or intangible form) that is (i) related to the Company’s or its Subsidiaries’ business and (ii) not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Employee during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or affiliates’ business or industry of which Employee becomes aware during Employee’s employment with the Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Employee’s course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, confidential employee lists and contact information, compensation and incentive structures and strategies, confidential information concerning sales, including volumes, pricing, and margins, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Employee agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Employee’s improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order. Employee agrees that he shall not disclose any Confidential Information after his employment ends. If requested by the Company in writing, Employee agrees to deliver to the Company at the end of Employee’s employment with the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof and all electronic data residing on any electronic device) relating to the business of the Company or its Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control, provided that Employee may retain copies of Employee’s personnel information, such as performance evaluations, payroll information and the like.

(f)

During Employee’s employment with the Company, Employee shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Employee has an obligation of confidentiality, and shall not bring onto the premises of the Company or its Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or person. Employee shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to

10.2	Page 5 of 15 (4.21.21 - 21:54)

Employee’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Employee has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with the Company or any Subsidiary of the Company, Employee believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Employee may have to former employers or other persons, Employee shall promptly advise the Board so that Employee’s duties can be modified appropriately.

(g)

Employee shall promptly notify the Company of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Employee or any other person or entity of which Employee becomes aware. Employee shall cooperate fully with the Company in the procurement of any protection of the Company’s rights to or in any of the trade secrets or Confidential Information.

(h)

Employee understands that the Company and its Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Employee’s employment with the Company and thereafter, and without in any way limiting the provisions of Section 6(a) above, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and affiliates) or use, except in connection with his work for the Company or its Subsidiaries and affiliates, such Third Party Information unless expressly authorized by the Board’s written consent.

7.

Employee Proprietary Information Agreement. Upon reasonable request by Company, Employee shall execute a separate agreement between the parties hereto made a part hereof covering, among other things, non-disclosure and assignment of inventions.

8.	Non-Compete; Non-Solicitation.
(g)

In recognition of the importance to the Company of the preservation and protection of its intellectual property, name and goodwill and in consideration for employment and/or continued employment, access to or continued access to Confidential Information, training, compensation and benefits, as well as other good and valuable consideration provided by the Company to Employee, the receipt and sufficiency of which are hereby acknowledged by Employee, the parties agree that

10.2	Page 6 of 15 (4.21.21 - 21:54)

during Employee’s employment with the Company and for a period of two (2) years following the termination of Employee’s employment with the Company for Cause or without Good Reason (the “Non-Compete”) Employee shall not, directly or indirectly, as a partner, joint venturer, member, lender, employer, employee, advisor, contractor, consultant, shareholder, principal or agent, engage in, control, advise with respect to, manage or furnish consulting or other services to, nor have any interest in, any business relating to the cultivation, production and retail sides of the cannabis business in the States of Colorado and Oregon. The Non-Compete shall not prohibit Employee from (i) engaging in any such activities upon the mutual agreement of Employee and the Company; or (ii) owning less than 5% of the outstanding stock of any publicly-traded corporation.

(h)

Employee acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the geographic scope of Company’s business operations and the nature of Employee’s position with the Company. Employee also acknowledges that while employed by the Company, Employee will have access to information that would be valuable or useful to Company’s competitors, and therefore acknowledges that the foregoing restrictions on Employee’s future employment and business activities are fair and reasonable. Employee acknowledges and is prepared for the possibility that Employee’s standard of living may be reduced during the noncompetition period, and assumes and accepts any risk associated with that possibility.

(i)	Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(ix)	Any contract for the purchase and sale of a business or the assets of a business;
(x)	Any contract for the protection of trade secrets;
(xi)	Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two (2) years; and
(xii)	Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

10.2	Page 7 of 15 (4.21.21 - 21:54)

(j)

Employee acknowledges that this Agreement is a contract for the protection of trade secrets under Colo. Rev. Stat. § 8-2-113(2)(b), and is intended to protect the Confidential Information identified above; and that Employee is an executive and management employee or professional staff to executive or management personnel, within the meaning of Colo. Rev. Stat. § 8-2-113(2)(d).

(k)

Employee agrees that during Employee’s employment with the Company and for two (2) years after the termination of Employee’s employment with the Company for any reason, Employee shall not, without the Company’s written permission, directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the six (6) months preceding such hiring, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries (including, without limitation, making any negative or disparaging statements or communications about the Company or its Subsidiaries or affiliates), (iv) directly or indirectly acquire or attempt to acquire any business which the Company or its Subsidiaries identified as a potential acquisition target during or prior to Employee’s employment with the Company (an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person or entity other than the Company or its Subsidiaries. For purposes of this Section 8(e), the term “employee” shall include consultants and independent contractors of the Company and its Subsidiaries.

(l)

Employee agrees that the covenants made in this Section 8 shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

9.	Trade Secrets; Remedies; Restrictions.
(d)

Employee further acknowledges and agrees with the Company that Employee’s service to the Company requires the use of information, including programs, methods, techniques, and processes, that the Company and its Subsidiaries have made reasonable efforts to keep confidential and that derives independent economic value, actual or potential, from not being generally known to the public or to other person who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”). Employee acknowledges and agrees that the Company would be

10.2	Page 8 of 15 (4.21.21 - 21:54)

irreparably damaged if Employee were to use or disclose such Trade Secrets to third parties, including any person or entity competing with the Company and its Subsidiaries or engaged in a material line of business similar to that engaged in by the Company or its Subsidiaries. Employee accordingly covenants and agrees with the Company that during the period commencing on the date of this Agreement, throughout Employee’s employment, and after such employment terminates, Employee shall not, directly or indirectly, either for himself or for any other person participate in any business, other than for the Company and its Subsidiaries, in which Employee would be required to employ, reveal or otherwise utilize or disclose Company Trade Secrets. Employee further acknowledges and agrees that during the period commencing on the date of this Agreement, throughout Employee’s employment, and after such employment terminates for a period of six (6) months, Employee shall keep the Company’s Trade Secrets strictly confidential and not disclose them to any third parties.

(e)

In the event of the breach or a threatened breach by Employee of any of the provisions of Sections 6, 7, 8, or 9, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event a court of competent jurisdiction determines that Employee breached or violated Sections 6, 7, 8, or 9, the periods of such restrictive covenants will be tolled until such breach or violation has been duly cured.

(f)

If, at the time of enforcement of Sections 6, 7, 8, or 9 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing the parties hereto agree that the maximum period, scope or geographic area held reasonable by the court shall be substituted for the stated period, scope or area. Employee acknowledges that the restrictions contained in Sections 6, 7, 8, or 9 are reasonable in all respects and necessary to protect the goodwill of the businesses of the Company and its Subsidiaries and that, without such protection, the Company’s and its Subsidiaries’ customer, distributor and supplier relations and competitive advantage would be adversely affected.

10.

Employee’s Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (ii) Employee is not a party to or bound by any other employment agreement, noncompete agreement or, except in the ordinary course of business, confidentiality agreement with any other person or entity except as disclosed in writing to the Company prior to the date hereof, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms. Employee

10.2	Page 9 of 15 (4.21.21 - 21:54)

hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11.

Survival. To the extent contemplated by this Agreement, the respective rights and obligations of the parties hereto shall survive and continue in full force in accordance with their terms notwithstanding the termination of Employee’s employment with the Company.

12.

Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, mailed by first class mail, return receipt requested, or by facsimile transmission or electronic mail in .pdf format, to the recipient at the address below indicated:

Notices to Employee:

Timothy Brown

1901 S Navajo St Denver, CO 80223

Email:tim@trees.menu

Notices to Company:

General Cannabis Corp.

6565 East Evans Avenue

Denver, CO 80224

Attention: Chief Executive Officer

Email: sgutterman@generalcann.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notices required or permitted hereunder shall be deemed given upon personal delivery to the appropriate address, or three (3) days after the date of mailing if sent by certified or registered mail, or one (1) day after the date of mailing if sent by overnight delivery service, or the day of transmission of such notice by facsimile or email if sent during normal business hours of the recipient, and if sent after normal business hours of the recipient then on the next business day. Each party may change its address, facsimile number or email address for receipt of notice by giving notice of the change to the other party.

13.	Modification; Severability. Whenever possible, each provision of this Agreement shall

10.2	Page 10 of 15 (4.21.21 - 21:54)

be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the provision shall be modified to the minimum extent necessary to be valid, legal and enforceable. If it cannot be so modified, the provision shall be severed, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The invalidity, illegality or unenforceability of any provision shall not affect any other provision of this Agreement or any action in any other jurisdiction.

14.

Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

15.

No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.

Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic mail in .pdf format), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

17.

Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Employee. Except as expressly provided in the immediately preceding sentence, Employee shall not, without the prior written consent of the Company, assign, transfer or delegate this Agreement or any of Employee’s rights or obligations hereunder.

18.	Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, notwithstanding any state’s choice-of-law rules to the contrary.
19.	Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof,

10.2	Page 11 of 15 (4.21.21 - 21:54)

including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Denver, Colorado before three (3) arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, in which case each party consents to the jurisdiction and venue of the state and federal courts located in Denver, Colorado. The reasonable attorney’s fees and costs of the party ultimately prevailing in such dispute shall be borne by the other party.

20.

Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of both the Company (as approved by the Board) and Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

21.

Deductions/Withholdings on Behalf of Employee. The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Employee’s compensation or other payments from the Company or any of its Subsidiaries or Employee’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

22.

Corporate Opportunity. During Employee’s employment with the Company, Employee shall submit to the Board all business, commercial and investment opportunities or offers presented to Employee or of which Employee becomes aware which relate to the business of the Company within the States of Colorado and Oregon (“Corporate Opportunities”). If the Company elects not to pursue a submitted Corporate Opportunity, Employee shall have the right to accept or pursue such Corporate Opportunity.

23.

Employee’s Cooperation. During Employee’s employment with the Company, Employee shall, subject to the Company reimbursing Employee for out-of-pocket expenses, cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee’s possession, all at times and on schedules that are reasonably consistent with

10.2	Page 12 of 15 (4.21.21 - 21:54)

Employee’s other permitted activities and commitments).

24.

Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything herein to the contrary, a termination of employment shall be deemed to have occurred at the time such termination constitutes a “separation from service” within the meaning of Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits in connection with a termination of employment and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.” Further, if, on the date of a “separation from service” (as defined in Code Section 409A), Employee is a “specified employee” (as defined in Code Section 409A), no amounts that would constitute deferred compensation payable hereunder that are subject to Code Section 409A shall be made until the earliest date on which payment is permissible under 409A(a)(2)(B)(i) (the six (6)-month delay rule for specified employees). To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year in which such expenses were incurred by Employee, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

*****

10.2	Page 13 of 15 (4.21.21 - 21:54)

[Signature page follows immediately]

10.2	Page 14 of 15 (4.21.21 - 21:54)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL CANNABIS CORP.

By:
Name:
Title:

Timothy Brown

10.2	Page 15 of 15 (4.21.21 - 21:54)

EXHIBIT G

PLAN OF LIQUIDATION

(See Attached)

10.2	Page 1 of 1 (4.21.21 - 21:54)

PLAN OF COMPLETE LIQUIDATION OF Trees Waterfront, LLC

This Plan of Complete Liquidation (the “Plan”) to become effective if duly adopted by the affirmative vote of the Member of Trees Waterfront, LLC, a limited liability company organized under the laws of Oregon Trees MLK Inc., a corporation organized under the laws of Oregon (“Company”), Trees Portland, LLC, a limited liability company organized under the laws of Oregon (“Company”), is intended to accomplish the complete liquidation and dissolution of the Company, pursuant to the following steps:

1.The Managing Member and the Member hereby approve the Agreement. Plan of Reorganization and Liquidation (“Agreement”), a copy of which is attached hereto in order to satisfy and in compliance with the provisions Section 368(a) (C) of the Internal Revenue Code of 1986, as amended to date.

2.Within the time limit prescribed by the Agreement, all of the assets and property of every kind and character of the Company shall be transferred to the Acquirer in accordance with the terms and conditions of the Agreement in exchange for the Consideration, as defined in the Agreement.

3.As soon as practical, but in accordance with the time limits and other steps necessary to satisfy the requirements of Section 368(a) (C) of the Internal Revenue Code of 1986, as amended to date, all liabilities shall be paid, and the Consideration shall be distributed proportionately to its Member in complete cancellation and redemption of their Membership Interest and in complete liquidation of the Company.

4.The Managing Member  is hereby authorized, without further action by the Member, to do and perform any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Managing Member , to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, (i) all filings or acts required by any state or federal laws or regulations to wind up its affairs; (ii) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible; (iii) the making of any financing or other arrangements or agreements that may be made to accomplish the purposes of this Plan as determined by the Managing Member ; (iv) the appointment of other persons as reasonably necessary to carry out any aspect of this Plan; (v) the temporary investment of funds in such medium as the Managing Member  may deem appropriate; and (vi) the modification of this Plan as may be necessary to implement this Plan.

5.To the extent applicable, all of the provisions of the Company’s Operating Agreement shall remain in full force and effect and shall govern the resolution of any issues related to the Company’s dissolution, until the affairs of the Company are finally wound up, and with respect to any issues that arise thereafter.

10.2	Page 1 of 1 (4.21.21 - 21:54)

EXHIBIT H

REGISTRATION RIGHTS AGREEMENT

(See Attached)

10.2	Page 1 of 1 (4.21.21 - 21:54)

EXHIBIT I

DIVESTITURE AGREEMENT

(See Attached)

10.2	Page 1 of 1 (4.21.21 - 21:54)

DIVESTITURE AGREEMENT

THIS DIVESTITURE AGREEMENT (the “Agreement”) is entered into on __________, 2020, by and between General Cannabis Corp., a Colorado corporation (the “Company”), and     (the “CBO”). The CBO and the Company are sometimes referred to individually as a “Party,” and collectively as the “Parties.”

Recitals

A.The Company owns or will own licenses granted by the Colorado Marijuana Enforcement Division (the “MED”);

B.Pursuant to MED rules and the Company’s articles of incorporation and/or bylaws, the Company must implement a divestiture plan in order to divest a Controlling Beneficial Owner (as defined by MED rule) if a Controlling Beneficial Owner is found unsuitable; and

C.The CBO is considered a Controlling Beneficial Owner of a Regulated Marijuana Business (as defined by MED rule).

NOW THEREFORE, the Parties agree as follows:

Terms

1.1Share Divestiture. If the CBO owns shares, directly or indirectly through an entity, of the Company or is otherwise a Beneficial Owner (as defined by MED rule) in the Company, or exercises Control (as defined by MED rule) over any Regulated Marijuana Business, and (a) is found unsuitable by the MED, (b) is prohibited from holding a license by MED rule, or (c) has an Owner License (as defined by MED rule) revoked by final, non-appealable agency action (each, an “Unsuitable Event”), the Company shall: 1) cooperate with the MED and the CBO to determine if the CBO is required to divest shares, and 2) instruct the CBO to transfer the such to persons or entities as permitted by MED rule. The CBO shall transfer the shares as promptly as practicable after the Unsuitable Event within the time required by MED rule or any other requirement of the MED.

1.2Director or Executive Officer Resignation or Removal. If the CBO holds a position within the Company or its Affiliates (as defined by MED rule) as a director, an executive officer, or a manager, or exercises Control (as defined by MED rule) over any Regulated Marijuana Business, and is found unsuitable by the MED, is prohibited from holding a license by MED rule, or has an Owner License (as defined by MED rule) revoked by final, non-appealable agency action, the CBO shall immediately resign from such position. If the CBO does not resign from such position, the Company shall terminate or otherwise revoke the CBO’s employment or other position with the Company, notwithstanding any other agreement between the Parties.

1.3MED Requirements. Notwithstanding anything to the contrary set forth in this Agreement or any other agreement between the Parties, each Party shall take all actions

10.2	Page 1 of 2 (4.21.21 - 21:54)

reasonably required by the MED if the CBO is found unsuitable by the MED, is prohibited from holding a license by MED rule, or has an Owner License revoked by final, non-appealable agency action.

1.4Counterparts. This Agreement may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all parties have not executed the same counterpart.  Signatures that are transmitted electronically or by fax will be effective as originals.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties as of the date first above written.

GENERAL CANNABIS CORP.

By:
Name:	Steve Gutterman
Title:	Chief Executive Officer

[CBO]

By:
Name:
Title:

10.2	Page 2 of 2 (4.21.21 - 21:54)

EXHIBIT J

OPINION LETTER

(See Attached)

10.2	Page 1 of 1 (4.21.21 - 21:54)

EXHIBIT K

ACQUIRER’S OFFICER’S CERTIFICATE

10.2	Page 1 of 1 (4.21.21 - 21:54)

ACQUIRER'S OFFICER'S CERTIFICATE

This Acquirer Corporation’s Officer’s Certificate is delivered with respect to SECTION V of Exhibit A to that certain Agreement And Plan Of Reorganization And Liquidation dated April 18, 2021(the “Plan”) by and among Trees Waterfront, LLC, a limited liability company organized under the laws of Oregon, that has elected to be treated as an S Corp for Tax purposes, Trees MLK Inc., a corporation organized under the laws of Oregon, that has elected to be treated as an S Corp for Tax purposes, Trees Portland, LLC, a limited liability company organized under the laws of Oregon, that has elected to be treated as an S Corp for Tax purposes (each S Corp referred to herein as a “Corporation” or “Corporations”), and Trevor Hoffman, an individual residing in Oregon (collectively together with their respective subsidiaries, affiliates and assigns, “Acquired Corporation” or “Acquired Corporations”), and General Cannabis Corp. a corporation organized under the laws of Colorado.  Capitalized terms used in this certificate that are defined in the Plan have the respective meanings ascribed to them in the Plan.

I, Steve Gutterman, the duly appointed and qualified Chief Executive Officer of Acquirer, hereby certify as follows:

1.	Acquirer’s Statements of Fact are true and correct on and as of the Closing as though made on and as of the Closing.
2.	Acquirer has performed and complied in all material respects with the agreements, covenants, and obligations required by the Plan to be performed or complied with by Acquirer at or before the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of Acquirer as of the date first written above.

Dated:

GENERAL CANNABIS CORP.

By:
Name:	Steve Gutterman
Title:	Chief Executive Officer

10.2	Page 1 of 1 (4.21.21 - 21:54)